Exhibit 10.1
TURN-KEY CONTRACT FOR DESIGN AND
CONSTRUCTION OF PLANT FOR MEDICAL PRODUCTS

Drawn up and signed on the August 2, 2006

Between:	OMRIX BIOPHARMACEUTICALS LTD.
 Private company no. 51 — 216605 — 9
Address: Blood Services Building, P.O.B. 888, Tel Hashomer, Kiryat Ono, 55100
Tel: 03 — 5316535, Fax: 03 — 5350265
(hereinafter: the “Client”)

of the first part

And:	S&A DESIGN AND CONSTRUCTION LTD. Private company no. 51 — 24102 — 18 Of 4 Hasadna’ot Street, Herzliya Pituach, 64728 Tel: 9716111, Fax: 09 — 9716112 (hereinafter: the “Contractor”)

of the second part

TABLE OF CONTENTS

Introduction
Chapter A — General
Sections 1- 7

Definitions
Headings
Contract Documents
Contractor’s Declarations and Obligations
Client’s Declarations
Duties and Powers of the Supervisor
Assignment of Contract

Chapter B — Time Schedule and Efficiency Incentives
Sections 8- 9

Time Schedule
Advancement/ Efficiency Incentives and fines for delay

Chapter C — Detailed Design of the Project
Sections 10-11

Detailed Design and Intellectual Property Rights
Supervision of Purchasing Equipment and Bringing It To Site

Chapter D — The Construction of the New Plant
Sections 12-14

The Construction of the New Plant
Completion Certificates for the Works
Cleaning the Site of the Works

Chapter E — Supervision
Sections 15-16

Supervision on Behalf of the Contractor
Safety in Performance of the Works

Chapter F — General Undertakings
Sections 17-19

Provisions of the Law
Permits, Licenses and Approvals
Harm to the Public’s Convenience and to Property

Chapter G — Employees
Sections 20-21

Provision of Personnel By the Contractor
Employees’ Conditions and Welfare

Chapter H — Equipment, Materials and Work
Sections 22-24

Provision of Equipment, Facilities and Materials
Quality of the Materials and Work, and Testing Samples
Removal of Waste Materials and Demolition of Rejected Work

Chapter I — Consideration and Terms of Payment
Sections 25-26

Consideration (Contract Fee)
Terms of Payment

Chapter J — Performance and Maintenance Guarantees
Sections 27-29

Guarantee for Performance of the Contract
Guarantee for the Warranty Period
General Provisions Regarding the Guarantees

Chapter K — Changes, Additions and Deletions
Sections 30-34

Changes
Evaluation of Changes
Payments for Daily Work
Measurement of Quantities in the Performance of Changes and/or Additions
Extension for Completion of Performance of the Works

Chapter L — Maintenance, Repairs, Service (Maintenance)
Sections 35-36

Maintenance, Repairs and Completion Certificate
Maintenance and Repairs for Computer System

Chapter M — Training
Sections 37

Training

Chapter N — Relations Between the Contractor and Various Entities
Sections 38-40

Relations with the Contractor, the Owners of the Site of the Works and Other Tenants
Relations Between the Contractor and Other Contractors
Relations Between the Contractor, Consultants and Other Service Providers

Chapter O — Damages and Insurance
Sections 41-49

Contractor’s Liability for Damage On Site
Damages to Person or Property
Damages to Third Party
Damages to Employees
Indemnification
Insurance

Chapter P— Breaches and Remedies
Sections 50-54

Fundamental Breaches
No Right to Cancel
Performance instead of the Breaching Party
Removal of the Contractor
Disputes

Chapter Q — Miscellaneous
Sections 55-57

Secrecy
Rights
Termination of Contract
Jurisdiction
Independent Contractor
Offsetting
Modifications and Waivers
Attorneys’ Fees
Notices

INTRODUCTION

WHEREAS:	The Client is a company which deals in research and development, production and marketing of various medical preparations that are manufactured from plasma produced from human blood (hereinafter: the “Products”);

AND WHEREAS:	The Client wishes to design and construct in Har Hotzvim in Jerusalem a new plant for the manufacture of the Products, which plant shall comply with Current Good Manufacturing Practices (cGMP) as determined from time to time by the various regulatory authorities in Israel (the Israeli Ministry of Health), Europe (the European Agency for the Evaluation of Medicinal Products — the EMEA), USA (Food and Drug Administration of the USA — the FDA) and Canada (Health Canada) and also with the requirements of any competent authority in Israel, Europe, the USA and Canada (hereinafter: the “New Plant”);

AND WHEREAS:	The Client wishes to order the performance of the design and construction works for the New Plant pursuant to the provisions of this Contract, the general terms and the other documents attached to this Contract as an integral part hereof;

AND WHEREAS:	The Contractor engages, inter alia, in the design and construction of medical plants, and also in the provision of warranty and service during the warranty period for projects of the type of the Project as defined below;

AND WHEREAS:	The Contractor declares that it possesses the qualifications, reliability, the professional, technical, organizational and financial know-how, and that it has the personnel, the means, the know-how and the experience for the purpose of the performance of its undertakings pursuant to the Contract, at the professional level and pursuant to the time schedule as set forth in the Contract, and that it wishes to perform the Project in its entirety, under its total responsibility, as a turn-key project, including the detailed design of the New Plant, the characterization, examination and testing of the equipment, the systems and the components which the Client shall be required to purchase for the purpose of the performance of the Project (hereinafter: the “Equipment”), the installation of the Equipment, the use thereof, the submission of operational and properly functioning production lines after the completion of the OQ/IQ process, all when the New Plant, after completion of the works pursuant to this Agreement, shall be fit and suitable for compliance with all the requirements of the standards and the binding instructions of the competent authorities, as stated above;

AND WHEREAS:	The Contractor has performed in the past for the Client a project of the expansion of the infrastructure and production system of the plant at which the Client currently manufactures part of the Products, and it has also submitted to the Client a proposal for performance of the Project and the works;

AND WHEREAS:	The Client wishes and has agreed, relying on the Contractor’s declarations and undertakings as set forth in this Contract and on the Contractor’s proposal, to deliver performance of the Project and the works to the Contractor, all in accordance with and subject to the terms of this Contract;
The following has therefore been declared, stipulated and agreed between the Parties:
Chapter A — General
1.	Definitions

In this Contract, the terms below shall have the meanings set forth beside each one of them, unless the context requires otherwise.

"The Client” — Omrix Biopharmaceuticals Ltd., private company no. 51-216605-9.

"The Contractor” — S&A Design and Construction Ltd., private company no. 512410218. It is agreed that the Contractor may appoint sub-contractors on its behalf, provided that the responsibility shall remain with the Contractor.

“The Regulatory Requirements” — all of the requirements of the competent authorities in the European Union, Israel, the USA and Canada, the Israeli Ministry of Health, the EMEA and the FDA, and also the Current Good Manufacturing Practices (cGMP) presently in effect.

“The Contract” / “this Contract” — this document, the general specification and all the documents and appendices attached hereto and/or which shall be attached hereto after the signing of this document, subject to their being signed by both parties.

“The Project” — the project of the design and construction of a new plant which shall be used by the Client for the manufacture of the Products and which shall be located at the Site of the Works (as defined below), including its Equipment and systems and also all the works which shall be performed in connection with the New Plant until the completion of the acceptance tests, including IQ, OQ and PQ and the receipt of the completion certificate after the PQ process, all in accordance with the provisions of this Contract.

“The New Plant” — as defined in the Preamble to this Contract.

“The Works” (or “the Work”) — all the works required for the purpose of completion of the Project, including the detailed design and the construction of the New Plant, the characterization, examination and testing of the Equipment, the installation of the Equipment and the preparation thereof for use, the development of the software, the set-up of the computer system and the installation of the software on the computer system, the submission of operational and properly functioning production lines which are operated by the computer system, without any failures, and which comply with all the requirements of the competent authorities in the European Union, in the USA and in Israel, including the EMEA and the FDA, all in accordance with the specifications and plans and in accordance with the provisions of the Contract, including any amendment, addition and/or modification which shall be required in writing by the supervisor and/or the Client in accordance with this Contract.

“The Equipment” — all the machines, the systems (including hardware, computer programs and other technological systems), the accessories, the components and the items due to comprise and form part of the New Plant, including those required for performance of the Works and completion of the Project, as shall be determined in accordance with the provisions of this Contract.

“The Site of the Works” — the area leased by the Client from the company Har Hotzvim Assets Ltd., in Building B at Har Hotzvim in Jerusalem.

“Project Manager” — Mr. Shlomo Sackstein, and should he be unable to perform his duties — an engineer with at least ten years of experience in the field of pharmaceuticals and in the management of similar projects, who shall be appointed by the Contractor after receipt of the Client’s prior, written approval.

“The Supervisor” — Any person who shall be appointed from time to time by the Client for supervision of the performance of the Works or any part thereof by the Contractor and an immediate report of his appointment shall be made to the Contractor.

“The Consultants” — technical consultants in the various professions and planners of the various systems in the Project, who shall be appointed by the Contractor from time to time and also any entities acting on their behalf and in their name.

“The Engineer” — a registered, skilled and experienced engineer who shall be appointed and employed by the Contractor, at the Contractor’s expense, after receipt of the Client’s approval with regard to his identity, and who shall be present at the Site of the Works for the purpose of supervision of the performance of the Works.

“Other Contractors” — various contractors (with the exception of the Contractor and its sub-contractors) which shall perform any works in the Project at the Client’s invitation, in the course of and during the performance of the Works by the Contractor, and whose work shall be coordinated a reasonable period of time in advance with the Contractor.

“The Specifications” — the technical specifications for the performance of the Works and/or any part thereof, which shall be prepared and approved in accordance with the provisions of this Contract, and which include (1) the User Requirements Specification (URS), which was prepared by the Client and (2) the New Plant Layout; and which are attached herewith respectively as Appendices B1 and B2 to this Contract, and including any modification and/or addition to the Specifications which shall be approved by the parties, in writing, as stated in this Contract.

“The Program” — a computer program for the operation, management and control of the entire production system at the New Plant, which shall be developed in accordance with the Client’s requirements, as described in the URS document and in the detailed characterization.

“The Infrastructure Programs” — Third party programs which are required for the application and operation of the computer system, in accordance with the provisions of this Agreement.

“The Hardware” — servers, end-user computers and fixed-line and wireless data communications components, insofar as required for the application and operation of the Program and the Infrastructure Programs in accordance with the provisions of the detailed characterization.

“Computer System” — the Program, the Infrastructure Programs and the Hardware.

“The Detailed Characterization” — a detailed characterization for the Computer System, which shall be prepared in accordance with the provisions of this Agreement by the Contractor and which shall be approved by the Client, in writing, and in accordance with the provisions of section 10 below.

“The Plans” or “the Detailed Design” — the detailed design of the New Plant, including all the performance plans, as shall be prepared by the Contractor and approved by the Client, in writing, and attached as Appendix D to the Contract, as an integral part thereof, and including any modification or addition to the Plans which shall be approved by the parties in accordance with the provisions of this Contract, in writing. “The Main Time Schedule” — the Main Time Schedule for

the performance of the Works, which is attached as Appendix E, and as shall be updated, if at all, from time to time, in accordance with the provisions of this Contract.
“Date of Completion of the Works” — April 2, 2008, and as shall be updated, if at all, from time to time, in accordance with the provisions of this Contract.

“Foreman” — The foreman on behalf of the Contractor who shall be appointed in accordance with the provisions of section 2 of the Work Safety Regulations (Construction Work) 5748 — 1988, and under whose direct and continuous management the Works shall be performed. The appointment of the Foreman or the replacement thereof in the course of performance of the Project shall be coordinated in advance with the Client.

“IQ Process” — (Instrumentation Qualification) — the process of examining the installation of each item of the Equipment or entire assemblies at the plant.

“OQ Process” — (Operation Qualification) — the process of examining the operation of each item or entire assemblies at the plant, and of the production system in its entirety, including acceptance tests for the Computer System at the Site of the Works.

“PQ Process” — (Performance Qualification) — the process which ascertains that the Equipment or assembly, the production system in its entirety and the Computer System are operating without failures, meet the performance requirements and comply with the functionality required thereof.

2.	Headings

The headings in this Contract have been inserted for convenience of reference only and no interpretive meaning shall be attributed thereto.

3.	Contract Documents

3.1	The Preamble to this Contract, and its appendices and their attachments, form an integral part of the Contract and shall be deemed to be part of its terms, and without derogating from the generality of the definition of “This Contract”, in any place where the term Contract is mentioned, it shall also include the following documents, appendices and their attachments, and any document which shall be prepared in accordance with the provisions of this Agreement and which shall be approved by the parties in writing:
1.	The Contract

2.	Appendix A — Cancelled.

3.	Appendix B(1) — User Requirements Specification (URS).

4.	Appendix B(2) — New Plant Layout.

5.	Appendix B(3) — Process-Flow Diagrams (PFD) and Block Diagrams.

6.	Appendix D — The Detailed Design- shall be attached in the future.

7.	Appendix E — The Main Time Schedule.

8.	Appendix F — Special Technical Requirements.

9.	Appendix G — The Lease Agreement and the Management Agreement.

10.	Appendix H — Milestones for the Project.

11.	Appendix I — Completion Certificate.

12.	Appendix J — Cancelled.

13.	Appendix K — Bill of Quantities.

14.	Appendix L1 — The Autonomous Guarantee.

15.	Appendix L2 — The Maintenance Guarantee.

16.	Appendix M — The Change Control Form.

17.	Appendix N — Service Level Agreement.

18.	Appendix O — Training Appendix.

19.	Appendix P — Confirmation of Obtaining Insurance by the Contractor.

23.	Appendix Q — Procedure for Means of Fire Prevention.

24.	Appendix R — Declaration of Confidentiality by the Contractor.

25.	Appendix S — Documentation.

26.	Appendix T — List of Main Equipment.

27.	Appendix U- Draft of Bank Consent for Assignment of Rights.

3.2	In any event of an inconsistency between the provisions of this document and its appendices, the provisions of this document shall prevail, and in any event of an inconsistency between the documents and/or the various appendices attached to this document, the provisions shall prevail of whichever document, which was subsequently drawn up and signed by the parties. For the purpose of the performance of the Works, the order of priorities shall be as follows:

Appendix F (Special Technical Requirements), and thereafter, User Requirements Specification (URS), Appendix B(1), and thereafter, in order, B(2) and B(3), Appendix K, Appendix D, Appendix E, in accordance with the last draft that shall be prepared and approved in accordance with the provisions of this Contract, and thereafter, the provisions of the Contract shall apply.

3.3	It is clarified that the omission of a requirement for performance in a later document shall not be deemed to be contradicting the earlier document in which the requirement appeared, which was subsequently omitted, unless the omission was expressly stated in the later document, from which it was omitted.
4.	Contractor’s Declarations and Undertakings

The Contractor hereby declares and undertakes, in addition to its declarations in the Preamble to this Contract and in any other place in the Contract, the following:
4.1	That it has visited the Site of the Works and the surrounding area, that it has examined the conditions of the area and all of the data required for the purpose of performance of the Works and also any other matter in connection with the performance of its undertakings in this Contract, and it has found that there is no factual, technical, contractual or other impediment to the fulfillment of its undertakings pursuant to this Contract, in full and on time.

4.2	That it is familiar with the standards in effect on the date of the signing of this Contract for the design and construction of the New Plant and that it is aware that it is required to make a special effort to comply with all the standards and requirements of the relevant authorities in Israel and abroad, subject to and as set forth in this Agreement, and to ensure that upon completion of the Works and completion of the Project, the New Plant shall comply with all the Regulatory Requirements. For the avoidance of doubt, it is hereby clarified that the Contractor shall be responsible for keeping up-to-date, from time to time, with the changes that shall occur in the standardization and in the regulation after the date of the signing of this Contract, and to offer to the Client the changes required in the specifications, so as to comply with the updated requirements. At the Client’s request, the Contractor shall make the required changes and they shall be subject to the provisions of Chapter K of this Contract. It is clarified that the Contractor’s obligation for compliance with the Regulatory Requirements shall apply to all the systems of the Project which are included in the Detailed Design, however, the Contractor’s obligation shall not apply to the Regulatory Requirements relating to the quality and nature of the Products that shall be manufactured at the New Plant which have no connection to the systems of the Project.
4.3	That it is aware that any specification and/or engineering plan which shall be submitted for the Client’s inspection shall be deemed to have been submitted after being examined by the Contractor and being found to comply with all the standards and the Regulatory Requirements, whether this is stated in the document or not.

4.4	That it shall perform the Project while complying with the provisions of any law, including the work safety laws, the municipal by-laws, the environmental quality laws, the Israel Police, the Israel Electric Corporation and any other competent entity whose approval is required for the performance of the Works and/or for the operation of the New Plant as duly required.

4.5	That the Contractor is not aware of any legal impediment, which could prevent the performance of the Works and the completion of the Project in accordance with the provisions of this Contract.

4.6	That the Contractor possesses all the relevant information, from any entity, which is required for the purpose of performance of the Project and the Works and performance of its undertakings pursuant to this Contract, and that it is not relying on any representations of the Client, with the exception of the Client’s requirements as presented in this Agreement and in the appendices hereto, and as shall be updated from time to time in accordance with the provisions of the Agreement, and that it shall not require any additional information, except for such information as shall be required from time to time in a reasonable manner as the result of a change or addition of the Client in accordance with the provisions of this Contract. That stated in this section shall not derogate from the Client’s obligation to cooperate with the Contractor and to update the Contractor with details and information as required in order to perform the provisions of this Contract, insofar as such details and information are known to it.

4.7	That the items of Equipment, including any component and any item which shall be used in the performance of the Works and which shall be installed during the Project at the New Plant, unless otherwise agreed by the Client, in advance and in writing: (1) shall comply with any standard and with all the relevant Regulatory Requirements; (2) similar use was made thereof by the Contractor in similar (but not identical) projects for the performance of works of the type of the Works; (3) use shall not be made of the components before it has made inquiries and found that no cessation of production is planned with regard thereto, in the support and provision of maintenance services and in the supply of spare parts for the said components.

Without derogating from that stated above, the Contractor undertakes that the Program shall operate on the Hardware, that all of the components of the Computer System shall operate in compatibility and in full integration between themselves in accordance with the requirements of the Detailed

Characterization and the performance requirements which shall be defined therein.
4.8	The Contractor declares that it is aware that the Plant which is being planned and constructed pursuant to this Agreement is vital for the Client’s production system and that a delay in the performance of the Works and in the completion of the Project would prevent the Client from meeting the demand for the Products in the market and from exploiting the sales potential of the Products during the period of the delay, and also thereafter, and that a delay in the completion of the Project and/or in any material milestone in the Project would cause the Client serious damages, and it shall constitute a fundamental breach by the Contractor of its undertakings pursuant to the Contract.

4.9	That in the performance of the Works and/or in the Equipment and in any part thereof and in the use thereof, there shall be no breach of any third party rights; this undertaking does not apply to any intellectual property relating to the Client’s Products, its production methods or with regard to the land (which is the subject of the Site of the Works).

4.10	The Contractor declares that the Plans which are being provided to the Client and all the products of the Project which shall be prepared during and/or for the purpose of performance of the Works and completion of the Project, including the specifications and the Plans, shall be free of any third party right.

4.11	That it shall perform the Works at an excellent standard, with precision and extreme care, while making use of materials that are consistent with the Specifications. In cases where a binding standard is determined in law or in the relevant Regulatory Requirements, the Contractor shall perform the Works at a level which shall not be less than the binding standard, however, in the event that the level thereof was not defined for a material or for a particular component, out of a number of possible alternatives, the Contractor shall make use of the best materials.

4.12	It is aware that the Client is relying to a large extent on the Contractor’s professionalism and experience, in accordance with its declarations, including and in particular, in accordance with the definition of the Client’s requirements and the definition of the Project, so that the New Plant will meet the production targets and the standards as required by the Client and as set forth in the appendices to this Contract.

4.13	The Computer System shall be free from any time mechanism, encryption mechanism or any other mechanism which would cause the cessation of its activities in the future or which would require the use of a code or cipher for the purpose of the continued operation or the renewed operation of the Program, unless expressly required in the Detailed Characterization, and provided that the code and cipher and all the relevant operating instructions were delivered to the Client and the Client was given full and exhaustive training on how to operate these mechanisms, without requiring assistance from the Client. The aforesaid shall not apply with regard to third party programs, in respect of which the Contractor made undertakings as stated in section 10.7 below.
5.	The Client’s Declarations

The Client hereby declares that:
5.1	The Client is not aware of any legal impediment which could prevent the performance of the Works or the completion of the Project in accordance with the provisions of this Contract, subject to the Lease Agreement and the Management Agreement attached herewith as Appendix G.

5.2	The Client’s general requirements for the performance of the Works are as set forth in the appendices of this Contract, and upon the signing of the Detailed Characterization, the Detailed Characterization shall present the Client’s requirements subject to the provisions of the Contract, including Chapter K.

5.3	The Client shall allow the Contractor access to the Site of the Works in accordance with and subject to the provisions of Chapter G and it shall ensure that the site of the performance of the Works shall be connected to the electricity, water and sewage infrastructures. The request for actual connection and the bureaucratic handling entailed therein shall be done by the Contractor for the Client, and the Client shall sign the documents required for this purpose. The costs of the connection to the infrastructures as stated and the current payment in respect thereof to the authorities shall be at the Client’s expense.
5.4	With the exception of officers on behalf of the Client, whose presence at the Site of the Works is required for the purpose of the performance of the Project, the Client shall not let people on its behalf enter the Site of the Works without coordination with the Supervisor and with the Contractor.

5.5	Should the performance of the Works or part thereof be contingent upon the receipt of a permit or license as duly required, the responsibility for receipt thereof shall lie with the Client. The Contractor shall act on the Client’s behalf in order to receive the required licenses, and the Client undertakes to cooperate with the Contractor and to bear the costs to third parties entailed therein.
6.	Duties and Powers of the Supervisor
6.1	Should the Client so wish, and after it shall appoint a Supervisor, the performance of the Works — whether at the Site of the Works or at any other place where activities are conducted for the purpose of the performance of the Works — shall be subject to the Supervisor’s supervision, and the Contractor undertakes to perform the Works to the Supervisor’s satisfaction.

The Supervisor and/or any entity appointed by him are entitled and authorized to examine the quality of the Works, the Equipment which has been ordered and/or which has been installed by the Contractor at the New Plant, the materials which the Contractor is using, and also the manner of the performance of the Contract and/or the Supervisor’s instructions by the Contractor. In addition, the Supervisor shall be authorized to reject and/or replace any item of the Equipment, which shall be supplied by the

Contractor, which does not comply with the terms of this Contract, without derogating from the provisions of section 6.2 below.
6.2	In any question that shall arise in connection with the manner of performance of the Works, the quality thereof and the dates thereof or in connection with the quality and type of the materials, the Equipment and the personnel which the Contractor shall use and also in any technical matter relating to the Contract and/or in any event that the Contractor shall receive contradictory instructions in connection with the performance of the Works, the matter shall be determined in the Supervisor’s discretion, and the Contractor shall immediately perform, or shall order the immediate performance of, the said determination. Without derogating from the foregoing, the Contractor may appeal any such decision of the Supervisor before a Professional Arbitrator in accordance with the provisions of section 54, whose decision shall be final. It is clarified that the application per se to submit an appeal to the Professional Arbitrator against the Supervisor’s decision, in itself, shall not constitute grounds for the Contractor to delay the performance of the Works and/or not to comply with the Supervisor’s instructions. That stated shall not derogate from the Contractor’s right, if any, to delay the performance of the Works in accordance with the provisions of section 54 below.

6.3	For the avoidance of doubt, it is hereby clarified that should the Contractor receive an instruction from the Supervisor which is not consistent with the provisions of the Contract and/or the Plans or which constitutes a modification or addition, the Contractor shall provide notice thereof to the Supervisor, in writing, within seven (7) days from the date on which it became aware thereof. Should the Contractor fail to provide notice to the Supervisor, as stated, the Contractor shall be solely responsible for the results of the performance of said instruction, and it shall not be entitled to any additional consideration in respect thereof.

6.4	The Contractor shall be solely responsible for the performance of its undertakings pursuant to the Contract, irrespective of the quality and manner of the supervision and management of the Project by the Client and/or the

Supervisor, and the manner of the Supervisor’s functioning or the fact of the existence of the Supervisor’s position or the right that was given to the Client to appoint the Supervisor, shall not impose on the Client any responsibility in connection with the performance of the Works and/or it shall not derogate in any manner from the total and absolute responsibility of the Contractor to perform the Works carefully and precisely and in accordance with the provisions of this Contract and while meeting the time schedule set forth in the appendices hereto. The foregoing shall not derogate from any consent of the Client and/or the Supervisor to anything stated in this Contract, and in any modification or addition approved by either of them.
6.5	Any power conferred on the Supervisor shall also be conferred on the Client. The Client shall be entitled to conduct any act to exercise any right conferred thereon pursuant to this Contract, through the Supervisor as its representative.
7.	Assignment of Contract
7.1	The Contractor may not assign or transfer to another or pledge the Contract or any part thereof or any right or undertaking pursuant thereto. The Contractor may deliver the performance of the Works, in whole or in part, to a sub-contractor on its behalf, provided that the Client’s prior, written consent was given both to the actual performance of the said works by the sub-contractor and to the identity of the sub-contractor, and provided that the Contractor shall be responsible to the Client in all matters pertaining to the Project and the Contractor’s undertakings as set forth in this Contract, whether performed by the Contractor or by an entity on its behalf, with the Client’s consent, as stated.

7.2	The Client may, at any time, in its sole discretion, transfer its rights and obligations by virtue of the Contract, in whole or in part, to any person or entity as it shall deem fit, and it shall provide notice thereof, in writing, to the Contractor, all subject to the fact that such transfer shall not prejudice the Client’s obligations to the Contractor in connection with this Contract, and subject to the fact that the Client shall continue to be responsible for the performance of its undertakings by the transferee, in accordance with the provisions of this Agreement, unless the assignment shall be done as part of a transaction for the sale of all the activities and assets of the Client at the New Plant, in which case, the Client shall not continue to be responsible as stated above.
Chapter B — Time Schedule and Efficiency Incentives
8.	Time Schedule
8.1	The Contractor undertakes to perform the Works rapidly, efficiently and continuously, and to complete them in full and to the Supervisor’s satisfaction by the Date of Completion of the Works, all in accordance with the Main Time Schedule and the performance period specified in Appendix E. The foregoing shall not derogate from the provisions of section 8.7 below and/or Chapter K below.

8.2	Within 30 days from the date of the signing of this Contract, the Contractor shall prepare a detailed time schedule for the performance of the Project (Gant), which shall be subject to the Main Time Schedule of the Project. The detailed time schedule for the actual performance shall be updated by the Contractor regularly, on a weekly basis, during the performance of the Project until the completion thereof, in coordination with the Supervisor and with his approval (hereinafter: the “Detailed Time Schedule”).

8.3	Without derogating from the responsibility of the Contractor as stated in this Contract, the Contractor shall hold weekly follow-up meetings, attended by the Supervisor and the Project Manager on the Client’s behalf. The Supervisor and the Project Manager shall have the authority to place subjects on the agenda of the said meetings, and the Contractor shall perform the tasks as shall be required, and as shall be agreed between the parties from meeting to meeting, pursuant to the time schedule and the directives of the Supervisor and the Project Manager at these meetings.

8.4	It is clarified and agreed that the completion of the Works at the expiration of the period of performance of the Project and also compliance with the Main

Time Schedule and the Detailed Time Schedule, including all their stages, and with each one of the milestones specified therein, are fundamental and basic terms of this Contract.
8.5	The Client and/or the Supervisor shall be entitled, after coordination with the Contractor, to make changes to the general time schedule or the Detailed Time Schedule or to the order of performance of the Works and the Contractor shall be required to act in accordance with the amended time schedule or the amended order of performance of the Works. The provisions of Chapter K of this Contract shall apply to the said changes.

8.6	Subject to the provisions of section 8.7 and 8.8 and/or Chapter K below, the Contractor undertakes to perform everything required in order to be entitled to receive the completion certificate after completion of all the Works in accordance with the provisions of this Contract and the appendices thereof by not later than the Date of Completion of the Works.

8.7	Notwithstanding the foregoing, a delay in performance of the Works and/or completion thereof due to circumstances of a general strike in the economy and/or at the ports and/or at customs, a general call-up of the military reserve forces in a time of emergency, a declared state of war, natural disasters, fire or a disaster at the Site of the Works or in the surrounding area (hereinafter: “Force Majeure”) which shall prevent the continued performance of the Works shall not be deemed to be a breach of this Contract, and any date in this Contract shall be extended for a period equal to the period for which the Force Majeure lasted and prevented the continued performance of the Works, provided that the Contractor informed the Client of the existence of the Force Majeure immediately upon learning thereof and that it took all the reasonable measures in order to prevent the impact of the Force Majeure on the performance of the Works and/or in order to reduce insofar as practicable the impact of the Force Majeure on the performance of the Works, and that it updated the Client from time to time of the measures being taken by it for this purpose. In the event that the delay following such a Force Majeure lasts for a period exceeding six months, the Client shall have the right (without prejudice to any other right available thereto) to cause the cancellation of this Contract by 30 days’ written notice. Should the Client cancel the Contract in accordance with the provisions of this section, the provisions of section 57 shall apply, with the exception of the obligation of payment of the Exhaustive Compensation or any part thereof.
8.8	Without prejudice to that stated in section 8.7 above, it is hereby agreed that a cumulative and total delay of up to ten days for any reason from the date/s determined in this Contract and in Appendix E, in particular, shall not constitute and shall not be deemed to be a breach of this Contract and the Contractor shall have no cause of action in respect of such a delay. A total delay that exceeds the Grace Period, as defined below, with the exception of the circumstances of a Force Majeure, shall constitute a fundamental breach by the Contractor.
9.	Advancement/ Efficiency Incentives and Penalties for Delays
9.1	Advancement/ Efficiency Incentives
9.1.1	Should the Contractor complete the Works in full and should it be given a completion certificate by the Client, by not later than the Date of Completion of the Works, and without any deviation from the time schedules, including every deviation even if it is not a breach, the Contractor shall be entitled to receive an amount of $300,000 (three hundred thousand US dollars) in its value in New Israel Shekels according to the representative rate (as defined in section 25.4 below) in addition to the Consideration as defined below. For the avoidance of doubt, it is hereby clarified that the termination of the Agreement during the Grace Period shall not entitle the Contractor to the said amount of $300,000.

9.1.2	It is clarified that an update of the time schedule, in writing and signed by both parties, following a Force Majeure and/or following modifications and additions to the Project which shall be agreed upon between the parties in accordance with the provisions of this

Agreement, shall be taken into account for the purpose of this section 9.1 and also in any place where there is an undertaking in this Contract to dates and to a time schedule.
9.2	Penalties for Delays
9.2.1	Should the Contractor complete one or more milestones out of the milestones set forth in Appendix H, 60 days or more after the last date for completion of the said milestone, the Contractor shall pay to the Client in respect of this delay with regard to the date determined in the time schedule in Appendix E for the completion of the milestone, the amount of $50,000 (fifty thousand US dollars) in its value in New Israel Shekels according to the representative rate (as defined in section 25.4 below) for each actual month of delay or the relative part of this amount for a period shorter than a month. The cumulative amounts of the penalties shall be deducted from the payment in respect of the last milestone. The provisions of section 61 below shall not apply to the provisions of this section.

9.2.2.	It is clarified that an update of the time schedule, in writing and signed by both parties, following a Force Majeure and/or following modifications and additions to the Project which shall be agreed upon between the parties in accordance with the provisions of this Agreement, shall be taken into account for the purpose of this section 9.2.

9.2.3	The penalties due to the Client as stated shall not derogate from the Client’s rights pursuant to any law in the event of a delay in performance of the Works and completion thereof.

9.2.4	The Contractor shall not be required to pay a penalty and/or any compensation in respect of a total delay which does not exceed 60 days (in this Agreement, this period shall be referred to as: the “Grace Period”).

Chapter C — Detailed Design of the Project
10.	Detailed Design and Intellectual Property Rights
10.1	The detailed design shall be done in accordance with Appendices B(1) — B(3) and in accordance with the provisions of any law, in such a manner that the Project shall comply with the Regulatory Requirements. It is clarified that the provisions of this sub-section shall not derogate from the Contractor’s declarations pursuant to this Contract and, in particular, from the Contractor’s declaration in section 4.2 above.

10.2	The Works, the Plans, the Specifications and the Detailed Design shall include, by implication, any item, any material and any work whose performance and/or installation is required so that at the end of the Project and upon completion of the Works, the New Plant will be suitable for work at full capacity in accordance with the URS specified in Appendix B(1) of this Contract, while fully complying with all the requirements set forth in this Contract, without any change to the time schedule and/or any supplementary payment, even if the said item or material or work were not specified in the Contract documents. That stated in this section is subject to the provisions of Chapter K of this Contract, with regard to the changes and additions and section 8.7 above.

10.3	The Contractor shall commence preparation of the Plans and the Detailed Characterization immediately upon the signing of the Contract in accordance with the basic requirements set forth in the appendices of this Contract. At the end of the preparation of the Plans for each of the stages of the Project, and at the end of the preparation of the Contractor’s proposal for the Detailed Characterization for the Computer System in its entirety (hereinafter: the “Characterization Proposal”), and on the dates set forth therefor in the time schedule and in the Documentation Appendix (Appendix S), the Contractor shall enable the Client and/or any entity on its behalf to examine the Plans with regard to each stage and the Characterization Proposal and to make any comments, should it deem fit. The Client shall transfer its approval of the documents which are the subject of Appendix S on the dates set forth in the time schedule and in Appendix F. Should the Client request any amendment to the Plans and/or the Characterization Proposal, the Contractor shall bring the amended Plans and/or Characterization Proposal for the Client’s re-approval, and the Contractor shall not commence performance of the works described in the said documents before receiving the Client’s approval, in writing, for the Plans for performance of the Works or any part thereof and/or for the Detailed Characterization Proposal, as the case may be. For the avoidance of doubt, it is hereby clarified that the Contractor may not commence the development of the Program and/or may not order or purchase any components of the Computer System before the Detailed Characterization is signed by the Client and attached as an appendix to this Agreement.
10.4	It is clarified that in the event of a delay by the Client in the grant of approval to the Contractor for the Plans and/or the Detailed Characterization that were submitted to the Client in accordance with the provisions of this Contract, which caused a delay in the performance of the Project, all of the dates in the time schedule shall be extended in accordance with the period of delay in the Client’s response, and this extension shall not be deemed to be a breach by the Contractor. The extension of the time schedule in accordance with the provisions of this section shall be the sole and exclusive remedy of the Contractor in the event of a delay in the Client’s response, provided that the delay is not unreasonable.

10.5	The Contractor confirms that it is aware that the Client and/or the Supervisor shall be entitled, after prior coordination with the Contractor, to make changes to the specification of the design works and the special specification, and that it undertakes to make any change that shall be required as a consequence thereof in the Detailed Design, all in accordance with Chapter K of the Contract.

10.6	It is hereby clarified that the Client shall be granted a right of use — unlimited in time, and for any purpose and without any restriction in the manner or extent of use — of any plan, any working paper, any document and any product that shall be prepared for the purpose of performance of the Works, which shall be prepared by the Contractor and/or an entity on its behalf and/or by the Client in connection with the Project, including the source code and the object code of the Program, including all its components (hereinafter in this section: the “Plans”). It is agreed that all the Plans which were prepared pursuant to the exclusive requirements of the Client and/or which contain the expression of and/or which are indicative of production processes, trade secrets, and any matter regarding intellectual property, which belong to the Client, including characterizations and developments in connection with the Program, which are related directly to the production process of the New Plant and their source code (hereinafter, jointly: the “Exclusive Plans”), are the exclusive property of the Client, and that all the proprietary rights, copyrights and/or any other right therein shall belong solely to the Client. The Contractor shall have no right to make use of the Exclusive Plans without the Client’s express prior, written consent to each event. The Contractor undertakes not to reproduce the Exclusive Plans and not to transfer them to another, and not to make use thereof for any other purpose, with the exception of the performance of the Works. The foregoing shall not prevent the Contractor from the performance of any future work, including the design and construction of a plant similar to the New Plant of the Client, without relying on the Exclusive Plans. The Contractor undertakes to submit to the Client the Plans and any copy thereof immediately at the Client’s first request, and without any condition, for any reason, and in any event, it shall do so as a prerequisite for the delivery of the final completion certificate for the Project. Without derogating from the generality of the provisions of section 61 below, the Contractor hereby expressly waives any right of lien on the Plans and/or in any copy or part thereof.
Notwithstanding the foregoing, the Client is hereby granted a non-exclusive right of use, unlimited in time, which may not be assigned or transferred, in that part of the Plans which does not constitute part of the Exclusive Plans.

10.7	The Contractor undertakes to give to the Client, without any additional consideration, user licenses for all the Infrastructure Programs as stated in section 10.6 above, when with regard to the software components of third party software manufacturers, the Contractor’s undertaking is to give to the Client user licenses that shall be consistent with the license rights that are granted to the Client by the third party software manufacturers, and the Contractor shall permit the Client full use and operation of the plant, without restriction in time, without restriction in the identity of the users, and without any additional payment, at all the work stages defined in the appendices to this Contract. For the avoidance of doubt, and without derogating from the foregoing (except for regarding third party software):
10.7.1	In addition to the sole and exclusive ownership right of the Client in the developments which constitute part of the Exclusive Plans, as defined above, and in the Hardware, the license right that is given to the Client with regard to the components of the Computer System shall be without any restriction with regard to the purpose, type, manner and extent of use, the location of installation of the Computer System and the number of users thereof.

10.7.2	The Client shall be entitled to create copies of the Program, to modify it, to add developments thereto or to derogate therefrom, in its discretion.

10.7.3	All the rights of use granted to the Client in the Program are also granted to any related company of the Client, and the Client may grant sub-licenses to any company in the Client’s group, without being required to send notice or to receive consent.
11.	Supervision of Purchasing Equipment and Bringing It To The Site
11.1	The Contractor shall be responsible for bringing the Equipment which shall be purchased for the Project to the Site of the Works, including bringing it to Israel, releasing it from the customs authorities, transporting it and unloading it at the Site of the Works, in a proper and complete condition, without any defect or unsuitability. The Client shall ensure submission to the Contractor of all the documents required in order to receive an exemption from purchase tax for the chillers from the Israeli customs authorities. It is clarified that should the said exemption not be received, the Contractor shall bear the costs of the purchase tax at its expense in respect of this component. The Contractor shall assemble the Equipment, including all its components (with the exception of laboratory equipment and equipment which shall be supplied by the Client), it shall install it and prepare it for use pursuant to the Plans and the Specifications attached to the Contract, all in accordance with the Main Time Schedule and the Detailed Time Schedule.
11.2	It is hereby clarified that as long as the Contractor has not delivered the Works to the Client and as long as the Contractor has not been given a completion certificate, the Contractor shall be solely and exclusively responsible for the Equipment and any part thereof. The Contractor hereby waives any right of lien and/or any other right in the Equipment and any part thereof, and any Equipment which shall be held by the Contractor or in its possession shall be held in trust in favor of the Client.

11.3	Without derogating from the provisions of section 11.2 above, the Equipment which shall be purchased by the Contractor for the Project shall be owned by the Client immediately upon the purchase thereof, however, this shall not release the Contractor from the responsibility for any damage and/or harm caused to the Equipment up to the completion of the Works and the issuance of the completion certificate by the Client. It is clarified that the provisions of this section shall also apply to imported components of equipment, whether the bill of lading shall be drawn up in the Client’s name or whether it shall be drawn up in the Contractor’s name, and in such an event, the Contractor shall be deemed to be the trustee for the Client.
Chapter D — The Construction of the New Plant
12.	The Construction of the New Plant

12.1	The Works for the construction of the New Plant shall be performed continuously and consecutively, in accordance with the Detailed Design and the Detailed Characterization as approved by the Client and in accordance with the instructions of the Supervisor and the Client, while complying with all the relevant laws, regulations and provisions, as stated in this Agreement.

12.2	The Contractor shall perform the undertakings set forth in the Contract and shall complete same pursuant to the Main Time Schedule, and in accordance with all the other terms set forth in the Contract in such a manner that the date of completion of construction of the New Plant, including validations (OQ/IQ processes) and the process of examining the actual performance and functionality of the entire production system at the New Plant, shall end on the dates set forth therefor in the time schedule attached as Appendix E to this Contract, subject to any update which shall be made thereto in accordance with the provisions of this Agreement. That stated in this section is subject to the provisions of this Agreement with regard to the Grace Period, a Force Majeure, and Chapter K.
13.	Completion Certificates for the Works
13.1	Should performance of the works be completed with regard to each one of the groups of items and systems pursuant to Appendix F (Special Technical Requirements) (hereinafter: the “System Being Tested”), the Contractor shall provide notice thereof, in writing, to the Client and to the Supervisor. The authorized representatives of the Client and the Supervisor (hereinafter, jointly and/or severally: the “Testing Team”), shall examine, in the Contractor’s presence, the System Being Tested and shall conduct tests of IQ and OQ processes, within seven days from the date of receipt of the notice. The Client shall be entitled to include in the Testing Team an external contractor, in its discretion.

Should the Testing Team find that the System Being Tested is satisfactory and complies with the terms of the Contract, including its appendices and documents, the Contractor shall be given by the Supervisor a completion certificate for the System Being Tested (hereinafter: the “Completion

Certificate”) which shall be as per the draft attached herewith as Appendix I to this Contract, and signed by the Client.
Should the Testing Team find, after consultation with the Contractor’s representatives, that the Works for performance of the System Being Tested, or part thereof, were not conducted as required, the Testing Team shall submit to the Contractor, within seven working days from the date of the end of the examination of the System Being Tested, a schedule of repairs and completion works, which shall specify, in writing, the repairs and the works required until the completion of the System Being Tested, in accordance with the provisions of this Contract (hereinafter: the “Schedule”). The Contractor shall perform the repairs and the works set forth in the Schedule, within such period of time as shall be jointly determined and stated in the Schedule.

Upon completion of performance of the repairs, the Testing Team shall conduct an additional test of the System Being Tested, in the Contractor’s presence (within seven days from the completion of performance of the repairs) and it shall draw up an additional schedule (hereinafter: the “Supplemental Schedule”) within seven working days from the date of the end of the said additional test.

The Contractor undertakes to keep the full project team, which shall be employed by it in the performance of the Works available for the continuation of performance of the Works at the Site of the Works until the issuance of the Completion Certificate for all the parts of the Project.

13.2	During performance of the works, the Contractor shall submit to the Client, at its request, plans of the Works performed by it up to the time of the Client’s request, as stated, and full details of the performance thereof.

Without derogating from the generality of the foregoing, the Contractor undertakes to transfer to the Client the manufacturer’s documents with regard to each item of the Equipment, and also the facility’s books, which shall include the operation and maintenance instructions, as-made drawings, certificates and documents of warranty for the Equipment, a recommended list of spare parts and drawings of the item of Equipment, insofar as required for the maintenance, operation and purchase of spare parts for the Equipment.
13.3	The Client shall commence with a PQ test for each of the Systems Being Examined within 21 days from the successful completion of the OQ tests of the said System Being Tested, and after a Completion Certificate is issued in respect thereof, and the Contractor may be present during this test. The Client may postpone the date for the conducting of the PQ test, and may refrain from conducting it for such time that the performance or the non-performance of works at the Site of the Works would disrupt, in the Supervisor’s opinion, the conducting of the relevant PQ test. The Contractor shall commence repair of the failures that arose in the PQ test, immediately, from the moment that it is informed of the failures by the Client, and for which the Contractor is responsible pursuant to this Agreement and its appendices.

13.4	Upon completion of the examination of the last System Being Tested in OQ tests, including the testing of the Computer System, including all its components, for the examination of all the functions which it is required to perform in accordance with the Detailed Characterization, successfully and without failures, and after the repair of all the failures that arose during the previous rounds of tests, the Contractor shall be given a final Completion Certificate attesting to the completion of the Project, subject to that stated in section 35 below, with regard to the commencement of the maintenance period and the extension thereof (in this Agreement: “Final Completion Certificate”).

Notwithstanding anything stated in this Agreement or in any of its appendices, including the Completion Certificate and/or the Final Completion Certificate, it is agreed that immediately upon the issuance of the Final Completion Certificate to the Contractor, the count of the period of limitation as set forth in the law shall commence, with regard to any claim which the Client may have in connection with the non-fulfillment of any of the Contractor’s undertakings which it was required to fulfill in order to complete the Project by the time of issuance of the Final Completion Certificate.
13.5	The Contractor shall record the protocols of the IQ and OQ acceptance tests and shall submit them to the Client, for receipt of its comments, in accordance with the time schedules as determined in the Gant chart, which shall be prepared by the Contractor and approved by the Client. The Client shall submit to the Contractor its comments on the protocols of the said acceptance tests in accordance with the time schedule. The Contractor undertakes to amend the said tests in accordance with the Client’s comments, and to submit them for the Client’s approval and signature. The IQ and OQ acceptance tests shall be conducted according to the protocols that shall be approved by the Client, in writing. It is clarified that the acceptance tests shall include an integral examination of the System Being Tested with the Computer System.
14.	Cleaning the Site of the Works

Upon completion of performance of the Works, and prior to notice by the Contractor to the Client of completion thereof, as stated in section 13 above, the Contractor shall clean the Site of the Works and shall remove therefrom, unless it received another instruction from the Supervisor, all the materials, waste and temporary facilities which do not constitute part of the Works, so that on the date of the testing by the Testing Team, the Works and the site of the New Plant shall be clean and suitable for their purposes. Failures or defects in the said cleaning shall be noted in the Schedule and shall be rectified by the Contractor prior to its receipt of the Completion Certificate, as part of the repairs required for the completion of the Project.

In the course of the Works, once every two weeks, and also in any event of an exceptional accumulation of waste at the Site of the Works or in its surrounding area, the Supervisor may require the Contractor to remove the said waste, from time to time, prior to the completion of the Works, and the Contractor is required to remove the said waste only to such places in respect of which there is lawful approval.
The Contractor is aware that the provisions of the Lease Agreement signed between the Client and the owners of the building in which the Site of the Works is situated require the Client to refrain from allowing the accumulation of waste or from dirtying the areas outside the area of the Leased Premises. The Contractor declares that it is familiar with these provisions and it undertakes to comply therewith, and it is aware that breach thereof may cause serious damages to the Client and may require it to pay compensation.
Chapter E — Supervision
15.	Supervision on Behalf of the Contractor
15.1	The Contractor or its authorized representative shall be present at the Site of the Works at any time that the Works are being performed and it shall supervise the performance thereof continuously and in accordance with the Supervisor’s instructions.

15.2	In addition to the foregoing, the Contractor shall employ a Foreman, who shall be present at the Site of the Works at any time of performance of the Works, as well as an experienced construction engineer who shall be responsible pursuant to the Contract and/or the provisions of any law.
16.	Security and Other Safety Precautions

The Contractor undertakes to procure at its expense security and other precautions for the security and convenience of its workers and the representatives of the Client and/or the Supervisor and of any visitor to the Site of the Works, including other lessees at the Site of the Works, and for the safeguarding of the Site of the Works and the Equipment situated therein, all in accordance with the requirements of any competent authority and/or as required by any law and/or in accordance with the provisions of the Lease Agreement attached to this Contract as Appendix G. It is clarified that the Contractor shall not be responsible for damages caused by the Client and/or any entity on its behalf.

Without derogating from its declarations and undertakings pursuant to this Contract, the Contractor declares that it is familiar with, knows and is well versed in all the work safety laws, including all the regulations relating to safety and the provisions of the Work Safety Ordinance (New Version) 5730 — 1970, and that it undertakes to act pursuant thereto and pursuant to any law.
Chapter F — General Undertakings
17.	Provisions of the Law

The Contractor shall perform the Works in accordance with the provisions of any law and/or the instructions of any competent authority, including in accordance with the planning and construction laws and the work safety laws, and in accordance with any permit, approval or license as required pursuant to any law for the performance of the Works.

18.	Permits, Licenses and Approvals

The Contractor undertakes to perform the Works in a manner that will allow the Client to obtain all the permits, licenses and approvals as required for the operation of the plant, without any change or addition being required to the Works. Without derogating from the Contractor’s undertaking as stated above, the Contractor shall be responsible for the bureaucratic handling of the drawing up of applications to receive the permits, licenses and approvals for the operation of the plant, and for the submission thereof to the authorities in Israel, subject to submission by the Client to the Contractor of all the documents and information as required for this purpose, and which are in the Client’s possession, during a reasonable period after the Contractor’s request. The Contractor shall not be responsible for the non-issuance of a permit or license for the operation of the New Plant, unless it arises from the non-fulfillment of the Contractor’s undertakings pursuant to this Contract.

19.	Harm to the Public’s Convenience and to Property

The Contractor declares that it is aware that the Site of the Works is located in a building which is leased by the Client and that the Client has made various undertakings to the lessor in connection with noise, disturbance, waste and any other nuisance, in connection with the performance of the Works at the Site of the Works as set forth in Appendix G. The Contractor declares that it is very familiar with these provisions and it undertakes to minimize, insofar as practicable, noise, waste and disturbances and to comply with the instructions of the management company which operates in the building and to comply with its directives during the performance of the Works.
Chapter G — Employees
20.	Provision of Personnel By the Contractor
20.1	The Contractor undertakes to provide, at its expense, the personnel required for the performance of the Works, including professional and other workers in such number as required and during the period determined therefor in the Contract and/or as required in order to meet the time table set forth in this Contract.

20.2	The Contractor undertakes to employ employees for the purpose of performance of the Works who are professional and experienced in performance of the works of the type of the Works, which are the subject of this Contract. These employees shall be employed in accordance with any law. The Contractor shall dismiss and remove any employee who, in the Supervisor’s reasonable opinion (after consultation with the Contractor) is not suitable or is unqualified for any particular work and/or acted in the performance thereof in a negligent or improper manner, and it shall find a replacement for any such employee within a reasonable period of time as shall be determined by the Supervisor, and as shall be approved by him.

20.3	It is clarified that the Contractor is an independent contractor for the purpose of the performance of the Works, and no employer — employee relations shall be created between the Client and the Contractor’s employees, on account of the performance of the Works.
21.	Employees’ Conditions and Welfare

21.1	The Contractor shall be responsible for all the obligations set forth in the law and/or in any collective contract, and which are applicable to an employer in respect of the employment of its employees in the type of occupation being performed by it. Without derogating from the generality of the foregoing, the Contractor shall comply with all the employment and work conditions and the social security of its employees and/or of persons acting on its behalf, including payments of income tax, social insurance, national insurance, employees’ funds, pension payments and/or any other additional payment which applies and/or shall apply to an employer in respect of its employees, at such rate as shall be determined by law and/or by the representative workers’ organization of the employee and/or in a contract between the Contractor and any of its employees.

21.2	The Contractor shall guarantee safety precautions for protecting the health of its employees and their welfare, as required pursuant to any law and by any competent authority, and it shall procure, as necessary, the receipt of the suitable approvals, including from the Ministry of Health, in connection with providing food and accommodation for the employees. In addition, the Contractor undertakes to arrange, at its expense, toilets and appropriate eating areas at the Site of the Works, to the Supervisor’s reasonable satisfaction, and also means of transportation and accommodation, as necessary. The Contractor shall also ensure that at all times all the equipment required for first aid shall be situated at the Site of the Works, and it shall be easily accessible.

21.3	The Contractor takes upon itself the responsibility in all matters pertaining to sub-contractors, which it shall appoint and employ in the performance of the Works.
Chapter H — Equipment, Materials and Work
22.	Provision of Equipment, Facilities and Materials

The Contractor undertakes to provide, at its expense, the equipment, facilities, materials and all the other tools and means as required for the efficient performance of the Works and for the completion of the Project at the required rate, and it declares and undertakes that it possesses or shall possess all of the Equipment and facilities required for the said purpose. The Supervisor may examine any item of the Equipment prior to its being brought to the Site of the Works by the Contractor, and the Contractor undertakes to allow the Client a period of 14 days to conduct such an examination prior to the installation of the Equipment at the Site of the Works. Without derogating from the foregoing, the Contractor shall conduct a factory acceptance test (FAT) process for the items of the Equipment set forth in Appendix T, in respect of which it was noted that this test shall be conducted, including the Computer System, and it shall provide notice thereof to the Client 21 days prior to the commencement of the test. The Client may participate in the FAT test, and it shall bear the costs entailed in its participation. Should the Supervisor determine that equipment, facilities or materials that were supplied by the Contractor are not suitable or adequate, the Contractor shall replace them at its expense within a reasonable period of time as shall be determined by the Supervisor. It is agreed that the Contractor may transfer the dispute to the Professional Arbitrator as stated in section 54 below, without derogating from the Contractor’s obligation to perform the Supervisor’s instructions without delay and also prior to the delivery of the award of the Professional Arbitrator, subject to section 54 below. It is also clarified that, without derogating from the other undertakings of the Contractor pursuant to the Contract, all of the activities related to the performance of the Works, including the provision of the means of transportation, measurement, lifting, leverage, etc. (including the provision of the tools and the means required therefor), shall be performed by the Contractor, at its expense and at its responsibility, as an integral part of the Works.

The Contractor undertakes to guarantee throughout the performance of the Works the existence of a reasonable inventory of work materials, which shall be supplied on a regular basis, for the purpose of compliance with its undertakings in full and on time.

The Contractor may, in the course of performance of the Works, store equipment and/or materials at the Site of the Works. It is clarified that the grant of consent as stated shall not constitute the taking of any responsibility by the Client for any loss and/or damage and/or breakdown and/or theft that shall be caused to the Equipment and/or to any other property which shall be stored by the Contractor at the Site of the Works, as stated. It is further clarified that without derogating from the Contractor’s other undertakings pursuant to this Contract, all the activities relating to the performance of the Works, including the means of transportation, measurement, electricity, lighting, lifting, leverage, etc. (including the provision of the tools and the means required therefor), shall be performed by the Contractor, at its expense and at its responsibility, as an integral part of the Works.

23.	Quality of the Materials and Work, and Testing Samples

Without derogating from the Contractor’s obligation to comply with the requirements defined in this Contract and the appendices hereto, the Contractor shall make use solely of new materials, accredited with an Israeli standard and/or another standard as shall be determined by the Supervisor, and only after they were examined by the Contractor and the Supervisor (and/or an entity on their behalf) and found to be suitable and fit. In the absence of a determination in the appendices of the Agreement with regard to the precise and specific identification of a component or material and in the absence of the determination of a binding standard for a component or material with regard to its quality and nature, the Contractor shall provide to the Client any component and material of a high quality. The Contractor also undertakes that the work which shall be done in the performance of the Works shall be of a high quality, as stated in the specification.

The Supervisor’s examination pursuant to the provisions of this section shall not derogate from the Contractor’s responsibility for the quality of the materials and/or the Works, and/or it shall not derogate from the Contractor’s responsibility for ensuring the compliance of the Works with the requirements of the Project, pursuant to the Contract documents and the changes and additions as shall be agreed upon in writing, pursuant to the provisions thereof.

24.	Removal of Waste Materials and Demolition of Rejected Work
24.1	The Supervisor may, in his discretion, order the Contractor from time to time to remove from the Site of the Works materials or items of equipment which,

in the Supervisor’s opinion, are not suitable or fit, and to bring materials or other items in their place. In addition, the Supervisor may order the demolition and rebuilding of any part of the Works which was constructed at an unsuitable level of quality or while using materials that are unsuitable and/or in contravention of the terms of the Contract or any law.
Chapter I — Consideration and Terms of Payment
25.	Consideration (Contract Fee)
25.1	In consideration of performance of the Works, in their entirety, and subject to completion of the Project and the fulfillment of all the other undertakings of the Contractor pursuant to this Contract, in full and on time and to the satisfaction of the Client and the Supervisor, including the transportation and supply of all the Equipment (with the exception of process equipment and laboratory equipment), the assembly thereof, the installation thereof, the use thereof at the plant, the provision of training and the provision of service and warranty as set forth in the Contract, and compliance with any undertaking until the issuance of the Completion Certificate, the Client undertakes to pay to the Contractor absolute and final total consideration in the amount of $15,900,000 (in words: fifteen million and nine hundred thousand US dollars) plus VAT in respect of each payment against a duly issued tax invoice, upon such terms, at such times and in such manner as stated in this Contract below (hereinafter: the “Consideration”).
     The Contractor hereby declares that until the date of this Agreement, the Client has paid it, on account of the Consideration, an amount of 1,048,750 US dollars.
25.2	The amount of the said Consideration is fixed and therefore it is final and absolute and it shall be paid without the measurement of any quantities, except as determined in Chapter K of this Contract. For the avoidance of doubt, it is hereby clarified that the Bill of Quantities and Prices (Appendix K) to the Contract does not constitute a basis for the determination of the Consideration, and that the itemization of the quantities and prices which appear therein is solely for the purpose of general information, and shall be used to determine the value of changes and additions only, in accordance with the provisions of Chapter K below, and it shall not derogate from the definition of this Contract as a “fixed-price” contract.

For the avoidance of doubt, it is hereby agreed and clarified that all of the items and/or quantities that appear in the Bill of Quantities, Appendix K and/or in the Plans and/or in the Specifications and/or in all the other appendices and attachments of the Contract are included in the contract fee.

It is hereby agreed that the provisions of Chapter K shall apply solely to supplements of additional systems, changes and adjustments to the equipment specifications which shall be requested by the Client in writing, and that the Bill of Quantities and Prices set forth in Appendix K shall not establish grounds for the Contractor to demand any payment even if the performance of the Works, disregarding a change or addition pursuant to Chapter K, shall require the Contractor to use quantities larger than those specified in the appendices to this Contract.

25.3	All the expenses and costs entailed in the performance of the Works, the provision of the Equipment and the completion of the Project shall apply to and be paid by the Contractor, and the consideration in respect thereof is included in the amount of the Consideration stated above, after the Contractor has taken into account the total cost of all of its undertakings, related costs of any kind or nature, the Contractor’s profit and unforeseen expenses and liabilities. Changes and/or fluctuations and/or linkage differentials in labor costs, in the prices of the materials and/or the equipment, shall not affect the amount of the Consideration, and the Contractor shall not be entitled to demand any additional payment in respect thereof.

25.4	It is agreed that the Consideration and any other payment which shall be made in accordance with the provisions of this Contract and which shall be denominated in US dollars, shall be paid in US dollars and wired to the bank account, the details of which shall be given to the Contractor in writing. In addition, it is agreed that VAT as duly applicable shall be added to each payment, according to its rate at the time of the making of the payment. Notwithstanding the foregoing, should the Client pay any payment of the Consideration, which is denominated in US dollars, in New Israeli Shekels , then the payment shall be made according to the representative rate of exchange known on the date of making such payment. Should the Client delay in the making of a payment to which the Contractor is entitled in accordance with the provisions of this Contract, and such payment shall be made by the Client in New Israeli Shekels, then the payment shall be calculated according to the higher of the following representative rates: the rate known on the date intended for payment in accordance with the provisions of this Agreement or the rate known on the date of actual payment.

25.5	The Contractor shall make the payments of the VAT, income tax, national insurance and any other tax applicable thereto or applicable to the Consideration which it shall receive from the Client. Without derogating from that stated in this section, the Client shall deduct tax at source for the Contractor as required pursuant to law in respect of any payment made to the Contractor pursuant to this Agreement, at the rate set forth in the law, unless, prior to the making of the payment, the Client shall be presented with a valid approval from the tax assessor regarding a full or partial exemption from the deduction of tax at source, and confirmation of bookkeeping as duly required.

25.6	The Client shall exclusively bear the payment of all the charges, levies, taxes and any other payment to the authorities and/or to third parties related to the construction of the plant or the performance of the Works, except for fines and/or any other penalty payments which shall be imposed as the result of a breach of the Contractor’s undertakings pursuant to this Contract (hereinafter: the “Penalty Payments”). Should the Penalty Payment arise as the result of an act or omission of the Client and/or any entity on its behalf, the said payment shall not be imposed on the Contractor. The Penalty Payments and any payment which shall be required in order to bring the

Equipment to the Site of the Works and the rest of the work materials, including compulsory payments to the customs authorities and the various licensing authorities in Israel — shall apply to the Contractor.
26.	Terms of Payment

The Consideration shall be paid to the Contractor subject to its progress in the performance of the Works in accordance with the milestones set forth in Appendix H and the issuance of a Completion Certificate upon completion of the Works. Payment attributed to a particular milestone shall be made within seven business days from the completion of the said milestone.
Chapter J — Performance and Maintenance Guarantees
27.	Guarantee for Performance of the Contract
27.1	To guarantee performance of all its undertakings pursuant to this Contract, the Contractor shall deposit on the date of the signing of this Contract, and against payment of the advance payment (the first payment specified in Appendix H — Milestones For Payment), an autonomous bank guarantee linked to the dollar in an amount in New Israel Shekels equal to $1,500,000 (one million five hundred thousand dollars) as per the draft attached herewith to this Agreement as Appendix L1 (hereinafter: the “Autonomous Guarantee”). The Autonomous Guarantee shall be valid for an initial period of 18 months, at least, and the Contractor undertakes that the Autonomous Guarantee shall be extended from time to time so that it shall be in effect continuously until the date of completion of all the Works, the submission of the Completion Certificate pursuant to this Contract and the submission of a maintenance guarantee as set forth below (hereinafter: the “Date of Termination of the Guarantee”). The Autonomous Guarantee shall be deposited and held in trust in favor of the two parties by M.L.G. & L.B. Trust Ltd. (hereinafter: the “Trustee”), which shall act to carry out the instructions given thereto in this Agreement by the authorized signatories from the law firm Meitar, Liquornik, Geva & Leshem Brandwein & Co. The parties hereby irrevocably instruct the Trustee to act in relation to the guarantee, which shall be deposited therewith, as follows:
27.1.1	The Trustee shall submit the guarantee held by it to the Client in any one of the following events:
27.1.1.1	Should a demand, in writing, be submitted to the Trustee by the Client for receipt of the guarantee held by it, together with notice specifying the amount due to the Client from the Contractor, the manner of calculation thereof and the reasons therefor, and should 21 days have elapsed from the date on which written notice was submitted to the Contractor by the Trustee regarding its intention to submit the Autonomous Guarantee to the Client, together with the Client’s notice.

27.1.1.2	Should a demand be submitted to the Trustee by the Client to receive possession of the Autonomous Guarantee in circumstances in which 30 days prior to the date of expiration of the validity of the Autonomous Guarantee held by the Trustee, unconditional approval had not been submitted to the Trustee by the bank which issued the said guarantee with regard to the extension of the validity thereof by at least 90 days.
27.1.2	Return of the Guarantee: within seven days from the date on which one or more of the circumstances set forth below were satisfied, the Trustee shall submit the Autonomous Guarantee to the Contractor, unless prior thereto, the Trustee received notice pursuant to section 27.1.1.1 above:
27.1.2.1	Should a Completion Certificate, signed by the Client, be presented to the Trustee, and should the maintenance guarantee be submitted to the Trustee. Upon submission of the Autonomous Guarantee to the Contractor, the

Trustee shall submit the maintenance guarantee to the Client.

27.1.2.2	Should the Trustee be presented with notice of cancellation of this Agreement by the Client, pursuant to the provisions of section 8.7 or pursuant to the provisions of section 57.
27.1.3	The Trustee shall not be required to exercise judgment in its actions, or to examine the provisions of the Agreement or the justness of the claims and demands of either of the parties.

27.1.4	In any event of a dispute between the parties, the Trustee shall act solely pursuant to a joint and agreed notice of the parties, in writing, or pursuant to the award of a competent arbitrator or pursuant to a peremptory judgment.

27.1.5	The Trustee shall not be responsible for acts performed by it, unless they were performed maliciously and in a manner that deviates from the express instructions given to the Trustee in this Agreement.

27.1.6	The Trustee shall not be required to apply to the Court with an interim claim in any event or for any reason, however, it shall be entitled to do so at any time in its discretion. Should the Trustee apply to the Court with an interim claim, the parties shall pay to the Trustee its fee, and the court costs, as shall be ruled by the Court, in equal parts between them or in accordance with the Court ruling regarding the division of the amounts between them.

27.1.7	The Trustee shall not be required to perform any action prior to the expiration of seven business days from the day on which it was required to do so.
27.2	The Client may enforce the Autonomous Guarantee and demand the immediate payment thereof, in whole or in part, as a lump-sum payment or in periodic installments, after the Autonomous Guarantee was submitted to the Client by the Trustee in accordance with the provisions of this Agreement, in any event in which the Client shall have a cause, pursuant to law and in accordance with the provisions of this Agreement, to receive any amount of money from the Contractor and also in any event in which the Client shall have a cause to duly cancel this Agreement. The giving of the Autonomous Guarantee or the implementation thereof and the enforcement of its amount as stated shall not derogate from any remedy and/or right available to the Client pursuant to any law, including the Client’s right to receive compensation from the Contractor in amounts exceeding the amounts of the Autonomous Guarantee.

27.3	The Contractor undertakes to extend from time to time the Autonomous Guarantee so that it shall remain in effect until the Date of Termination of the Guarantee. Consequently, if by 45 days prior to the date of expiration of the guarantee, the Date of Termination of the Guarantee has not fallen due, the Contractor shall be required to submit to the Client unconditional approval, in writing, by the bank which issued the guarantee that the guarantee has been extended by at least 90 days, and so on and so forth, until the Date of Termination of the Guarantee shall fall due.

27.4	Should the Client enforce the Guarantee, it shall be entitled to collect from the enforced amount any amount which the Contractor owes to the Client pursuant to this Contract and under any law and to make use thereof for the purpose of fulfillment of the Contractor’s undertakings. The balance of the amount of the Guarantee shall be held in a deposit by the Client to guarantee the fulfillment of the Contractor’s undertakings pursuant to this Agreement.

27.5	Reduction of the Autonomous Guarantee:

Should the conditions be satisfied for the milestone for payment no. 8 in Appendix H, the Contractor may amend the amount of the Autonomous Guarantee and reduce it to an amount in New Israel Shekels that is equal to US$750,000, and the Client shall approve and/or sign for the bank a deed of consent for this purpose.

28.	Guarantee for the Maintenance Period
28.1	To guarantee fulfillment of the Contractor’s undertakings and the provisions of the Contract during the maintenance period, the Contractor shall submit to the Client, upon receipt of the Completion Certificate and the return of the guarantee that was given in accordance with section 27.1 above, and as a prerequisite for receipt thereof, a linked bank guarantee, in an amount in New Israel Shekels that is equal to US$750,000, as per the draft attached herewith as Appendix L2 (the “Maintenance Guarantee”).

28.2	The maintenance guarantee shall be as per the draft attached herewith as Appendix L2, and it shall be in effect at least until the end of 30 days after the end of the last maintenance period (as defined below).

28.3	In any event in which it shall become clear to the Client that the Contractor has not complied with any of its material undertakings in connection with the maintenance period as set forth in this Contract and/or in accordance with any law, the Client may collect the amount of the Maintenance Guarantee, in whole or in part, as a lump-sum payment or in periodic installments, and it may receive payment therefrom with regard to any damages, losses, expenses and payments that shall actually be caused to the Client in respect of the non-fulfillment of any of the Contractor’s undertakings, as stated.
29.	General Provisions Regarding the Guarantees
29.1	The Contractor shall bear all the payments entailed in the issue of the said guarantees, including bank commissions and/or interest payments of any kind or nature.

29.2	Notwithstanding that stated in section 27.3 above, the Contractor undertakes that should a dispute arise between the parties in connection with debts and/or undertakings of the Contractor to the Client, the Contractor shall extend from time to time the guarantee in effect at that time for the entire period of the dispute between the parties until the determination thereof or until the settlement thereof, with the consent of the parties. Should the Contractor fail to extend the guarantee as stated, by 45 days prior to the date of expiration thereof, the Client may instruct the Trustee to enforce the guarantee and the Trustee shall act in accordance with its instructions. In the event of an application to the Trustee as stated, the parties hereby instruct that the Autonomous Guarantee shall not be submitted to the Client, other than at the expiration of 14 days from the date on which notice was submitted by the Trustee, of its intention to submit the Autonomous Guarantee to the Client in the said circumstances, and provided that the Autonomous Guarantee was not extended by the end of the said 14 days.
Chapter K — Changes, Additions and Deletions
30.	Changes
30.1	The Client may order the Contractor to make any change to the Works and/or the Project, including a change in their form, nature, style, type, size, scope and/or any other change (hereinafter: the “Changes”). The change order shall be as per the draft of the Change Control Form, attached herewith as Appendix M to this Contract, and it shall include the details of the requested change, the dates for the performance thereof, the change of the time schedule and the additional payment in respect of the change as stated below (hereinafter: the “Change Order”).

30.2	It is agreed that only changes in quantities or in quality or in a specification with regard to the items specified in Appendix T, or changes in the layout which shall be required after commencement of performance of that part of the Works in which a change in layout is requested, shall be deemed to be changes that justify a supplement to or deduction from the Consideration. Should the Contractor believe that a particular change requires a supplemental payment or the extension of the time schedule for performance of the Works, the Contractor shall be required to provide prior, written notice thereof, specifying details and reasons, to the Client within 14 days of receipt of the Change Order, as a condition for its right to make a claim for such supplemental payment or extension. The Change Order shall be drawn up in coordination and consultation with the Contractor. The Contractor undertakes to act to perform the Changes in accordance with that specified in the Change Order and in accordance with any clarification and/or completion which shall be provided by the Client and/or the Supervisor in connection with the said Change Order, and to update the Computer System accordingly, insofar as required by the Change Order, even if not expressly stated therein. The Contractor shall provide the requested updates in the Program to the Client, and shall implement them after receipt of the Client’s approval therefor.

For the avoidance of doubt, it is hereby clarified that the Contractor shall not delay the performance of the Works in accordance with the Change Order, whether the implications of the Changes for the Consideration and for the time schedule were agreed upon or not. The Contractor may not delay performance of the Changes due to the fact that it has not yet been decided whether it should receive a supplement to the Consideration, and if such a decision has been made, at what rate. Notwithstanding the foregoing, it is agreed that if the amount of the dispute exceeds US$200,000 in respect of the said change, the following provisions shall apply:
30.2.1	The Client may withhold an amount of up to US$200,000 only and the balance of the amount in dispute shall be paid to the Contractor; alternatively,

30.2.2	The Client may deposit the full amount of the dispute with the Trustee. The parties hereby instruct the Trustee to deposit the amount of the dispute in a short-term, interest-bearing shekel-denominated deposit. The Trustee shall transfer the amount deposited with it to either of the parties pursuant to an agreed notice that shall be submitted to the Trustee, signed by the two parties or in accordance with the decision of the Professional Arbitrator.

30.2.3	If the Client did not act pursuant to one of the said alternatives, the Contractor shall be entitled to delay the performance of the change which is in dispute.

30.3	It shall be clarified that the Contractor may not change any detail of the Plans without obtaining the Supervisor’s prior, written approval for this purpose, unless it is necessary and arises directly from the Change Order, and the amendment of the Plans was approved by the Client or by the Supervisor.

30.4	It is agreed that there may be a Change Order which causes a delay in the performance of the Works on the date scheduled therefor in the Main Time Schedule and/or supplemental consideration, and there may be a Change Order, subject to the Contractor’s consent, which requires the shortening of the time schedule and/or the reduction of the Consideration.
31.	Evaluation of Changes
31.1	The value of each change which requires a supplement to or deduction from the Consideration as stated in section 30.2 above, and which was performed in accordance with a Change Order, shall be determined according to the unit prices specified in the Bill of Quantities, Appendix K to this Contract, and in the absence thereof — according to similar unit prices specified therein, which may be used as a basis for this purpose, and in the absence thereof — according to normal market prices. It is clarified that the value of items and materials which are required for the performance of a particular change requirement and which are not specified in Appendix T shall also be taken into account for the purpose of the evaluation of the change.

31.2	Should the Contractor receive a Change Order, without it being determined therein, with consent:
(a)	that the Contractor is entitled to supplemental consideration and/or an extension of time for the performance of the Changes;

(b)	what the rate is of the supplemental consideration and/or the duration of the extension of time for the performance of the Changes;

(c)	what the rate is of the deduction from the Consideration and/or the duration of the shortening of time for the performance of the Works;

and should the Contractor be of the opinion that the Changes require supplemental consideration and/or an extension of time for the performance of the Works, or should the Client be of the opinion that the Changes require a deduction from the Consideration and/or the shortening of time for the performance of the Works, the Contractor shall be required, if it intends to request a supplement and/or extension and/or the Client shall be required, if it intends to request a deduction and/or shortening, to provide written notice to the other party within 14 days from the date of submission of the change notice to the Contractor, of its request for a supplement and/or extension, or a deduction and/or shortening, as the case may be.

31.3	Should 14 days expire from the date of submission of the change notice to the Contractor, without the Contractor providing written notice to the Client of the rate of the supplement to the Consideration and/or the extension of time for the performance of the Works, and specifying the reasons therefor, the Contractor shall be deemed to have granted its consent that the change notice does not justify a supplement to the Consideration and an extension of time for performance.

31.4	Should the parties fail to decide, by consent, whether the Contractor should receive a supplement to the Consideration and/or an extension of time for the performance of the Works, or the rate thereof, within seven days the parties shall apply to a Professional Arbitrator in accordance with the provisions of section 54 below.
32.	Payments for Daily Work
32.1	The Supervisor may determine in the Change Order, with the Contractor’s consent, that the Changes or part thereof shall be performed on a daily work basis, and the Contractor shall be entitled to its fee in respect thereof according to the value of the work and the materials, plus profit at the normal rate thereof.

32.2	“Value of the Work” for the purpose of this section shall be determined by the Supervisor, based on the value and number of the working hours in which the Changes were performed, as such number shall be submitted by the Contractor and approved by the Supervisor.
33.	Measurement of Quantities in the Performance of Changes and/or Additions
33.1	Should the Client choose to make changes and/or additions to the Works, the quantities that were actually performed in the course of the said changes and/or additions shall be determined based on measurements that shall be made by the Supervisor, in accordance with the calculations of quantities which shall be submitted by the Contractor and approved by the Supervisor, unless it was agreed between the parties, in writing, upon the payment of a fixed price for the Change Order or if this was so determined by the determining expert as stated in section 54 below.

33.2	Should the Works, in whole or in part, be ready for measurement and should the Contractor request that measurements be made accordingly, the Supervisor shall not postpone the making of the measurements, unless, in the Supervisor’s opinion, such postponement is necessary.
34.	Extension for Completion of Performance of the Works
34.1	Should a Change Order be given which requires the performance of a change and/or Works in addition to those specified in the Contract, the Supervisor shall determine, in writing, whether an extension to the Date of Completion of the Works shall be given as a result thereof, and he shall specify the period of this extension in accordance with the nature of the additional works and the period of time required for performance thereof, all as shall be reasonably required by the changes and additions.
Chapter L — Maintenance, Repairs, Service
35.	Maintenance, Repairs and Completion Certificate
35.1	The Contractor shall be responsible for the proper condition of the New Plant and for the full and proper performance of all the items of the Works, and also for the quality of the installation works and the work materials, subject to all the terms of the Contract and the appendices thereof, in respect of each

System Being Tested separately, for a period of 12 months from the date of delivery of a Completion Certificate in respect of the said System Being Tested (hereinafter: the “Warranty Period”). The Warranty Period for the last System Being Tested in respect of which a Completion Certificate shall be submitted, shall be referred to in this Agreement as: the “Last Warranty Period”).

35.2	Should any damage, failure or defect arise and/or be formed during the Warranty Period in the Works and/or in the Equipment that was installed, which was caused as the result of the improper performance of the Works or the use of defective materials or as the result of performance of the Works in a manner which is not consistent with the Plans, the Contractor shall repair, at its expense, the said failure within a reasonable period of time, which shall be determined by the Supervisor. Such a request for repair shall be submitted to the Contractor by the Client and/or the Supervisor, in writing, by not later than the last day of the Maintenance Period.

It is agreed that the Warranty Period with regard to the specific failure that was caused, and in respect of which the Contractor performed the repair, shall be renewed for the duration of one additional year from the date on which the repair was completed.

35.3	The repair of the defects shall be done in accordance with that set forth in Appendix N, within the response times specified therein, and should they prevent reasonable use of the New Plant, they shall be repaired as rapidly as possible, all in coordination with the Client, so as to cause minimal disturbance.

35.4	The Contractor may, from time to time, submit to the Client part of the Works whose installation has been completed, after the Supervisor examined that part of the Works, and found it to be consistent with the terms of the Contract and to his satisfaction, and after he gave his written approval thereof. In such an event, the provisions of the above sections shall apply accordingly to that part of the Works, as aforesaid. Should the Contractor fail to perform the repairs as required by the Client or the Supervisor, the Client shall be entitled to perform them itself or through a third party, provided that it gave notice thereof to the Contractor in advance, and an extension of three (3) days for the performance of the repair, and in the event of a critical failure — 24 hours’ notice.

Should the Client perform the repairs as stated above, it shall be entitled to collect all the expenses entailed therein from the Contractor, or to deduct them from any amount due to the Contractor at any time, including by way of offsetting or enforcement of the guarantees.

35.5	At the end of the Maintenance Period, and subject to fulfillment of all the Contractor’s undertakings, the Supervisor shall submit to the Contractor a Completion Certificate as per the draft which appears in Appendix I, in which the Client shall inform the Contractor that all of the Works, including the maintenance works and everything entailed therein, have been performed and completed in accordance with the Contract and to the full satisfaction of the Client and the Supervisor (hereinafter: the “Maintenance Certificate”) and at the same time, the Client shall return to the Contractor the maintenance guarantee which was deposited with it.

35.6	If, during the PQ tests, failures shall arise in one or more of the Systems Being Tested, including in the Computer System or any component thereof, and if, as a consequence, a change is required in the system, the count of the Warranty Period for the System Being Tested shall re-commence for a period of 12 months from the date on which all of the said changes were made to the relevant System Being Tested.

35.7	The Warranty Period for the Computer System shall commence on the date of issuance of a Final Completion Certificate, for a period of 12 months, and during this period, the Contractor shall repair, without payment, any failure and any defect that shall arise in the Computer System and in any of its components, in accordance with the conditions of service and warranty set forth in section 36 below and in Appendix N.
36.	Service and Maintenance for the Program

36.1	The Contractor undertakes to provide to the Client services of maintenance and technical support for the Program which shall be installed in the systems of the New Plant for a period of up to ten (10) years at least from the date of issuance of the Completion Certificate by the Client, should the Client wish to receive these services from the Contractor. The service shall be provided in accordance with a service contract to be signed separately.

36.2	The Contractor shall provide the services and the technical support for the Program in an exclusive manner or through suppliers and sub-contractors under the full and comprehensive responsibility of the Contractor in accordance with the SLA attached herewith as Appendix N to this Contract.
Chapter M — Training
37.	The Contractor shall provide training, at its expense, for the Client’s employees at the plant in all the activities required for the current operation and maintenance of the New Plant, including the various components of the Equipment, the Hardware and the Program’s components. The training shall be given by representatives of the Contractor at the plant, in accordance with the provisions of Appendix O.
Chapter N — Relations Between the Contractor and Various Entities
38.	Relations with the Contractor, the Owners of the Project Site and Other Tenants Near the Project

The Client shall be solely responsible for making all the required arrangements with the owners of land at the site of the Project and with other tenants near the Project, and for receiving therefrom all the requisite approvals, if any, so that the Works shall be performed continuously and without interruption, while meeting the time schedules.

39.	Relations Between the Contractor and Other Contractors

In light of the possibility that other contractors will be employed in the Project for the performance of works in various professions, concurrently to the performance of the Works by the Contractor, it is agreed that the Contractor shall cooperate, insofar as practicable (and provided that it does not adversely affect the time schedule or the performance of the Works in the Project), in order to allow coordination between the various contractors so as to enable cooperation with them, insofar as necessary, for the performance, advancement and completion of the Works and/or the Project, while complying with all the Supervisor’s instructions.

40.	Relations Between the Contractor, Consultants and Other Service Providers

The Contractor confirms that it is aware that the Client employs and/or shall employ consultants, experts or other service providers in the Project. The Contractor undertakes to cooperate with them in a reasonable manner, should it be necessary, in the Supervisor’s opinion, for the performance of the Works and/or the advancement and completion of the Project.
Chapter O — Damages and Insurance
41.	Liability for Damages at the Place of Performance of the Work
41.1	From the date of provision of the place of performance of the work, in whole or in part, to the Contractor and until the issuance of a Completion Certificate at the end of performance of the work, the Contractor shall be responsible for protecting the place of performance of the work, including everything performed therein, and for protecting the materials, the Equipment, the facilities and anything else which shall be brought by the Contractor to the place of performance of the work, or which shall be provided to the Contractor for the purpose of performance of the work.

41.2	In any event of damage or loss for any reason, the Contractor shall be required to repair the damage at its expense, as soon as practicable, and in such a manner that upon completion of the performance of the said work, it shall comply with all of its undertakings with regard to the completion of the performance of the work and the manner of performance of the work. Furthermore, the said provisions shall apply equally to the performance of repair and maintenance works by the Contractor even after the issuance of the Completion Certificate.

41.3	Should the Contractor fail to comply with any or all of its undertakings pursuant to section 41.2 above, the Client shall be entitled — without derogating from its rights pursuant to this Contract and/or pursuant to any law, to any other relief and/or remedy — to perform that which is imposed on the Contractor, whether itself and/or through another contractor and/or in any other manner, and in such an event, the Contractor shall be required to indemnify the Client and the customer, immediately upon their first demand, in writing, for all the expenses borne by the Client and/or the customer. The amounts which the Contractor shall be required to pay to the Client and/or the customer pursuant to this section shall constitute a debt from the Contractor to the Client and/or the customer pursuant to this Contract, and the Client shall be entitled to offset the said debt from any payment due to the Contractor.

41.4	Without prejudice to the foregoing, the Contractor shall compensate and/or indemnify the Client and the customer for any damage or loss which shall be caused thereto and/or to their property, and also for any damage or loss or death which shall be caused to their employees, agents and representatives and also to its property and/or to their property, by the Contractor or its agents, employees, representatives or entities acting on its behalf or for it, which were caused and/or made in connection with the performance of the work and as a result of a negligent act or omission by them.
42.	Damages to Person or Property

The Contractor shall be responsible for any damage or loss caused, whether to the body or property of any person, in the course of performance of the work as a result of an act or omission of the Contractor, which shall be caused following the performance of the work or any other service or act performed by the Contractor, or its agents, delegates, employees, representatives or entities acting on its behalf or for it, including any loss, damage, impairment or harm which shall be caused by its acts or omissions to the property of the Client and/or the customer.

43.	Third Party Damage

The Contractor shall be responsible for all the damages, losses or expenses caused to any third party during or following the negligent performance of the Works. The foregoing includes all the visitors, employees, users and occupants of the site.

44.	Damages to Employees

Without derogating from any other provision pursuant to the Contract and pursuant to any law, the Contractor undertakes to pay any damages or compensation lawfully due to an employee or to any other person in the service of the Contractor and/or its sub-contractor and/or any entity on their behalf as a result of an accident or any damage during performance of the Works and/or as a result of performance of the Works and/or during performance of works in the Warranty Period and in connection therewith.

45.	Indemnity

The Contractor shall indemnify the customer for any amount or expense which shall apply to any of them in connection with any damage which shall be caused as a result of the performance of the Works, and for which the Contractor is responsible pursuant to that stated in sections 41, 42, 43 and 44 above, plus the expenses, court costs and attorneys’ fees which the Client and/or the customer bore in connection with its defense, and expressly provided that notice of the event shall be submitted to the Contractor and the Contractor shall be given a reasonable period of time to defend itself.

46.	Insurance
46.1	Without derogating from the Contractor’s responsibility pursuant to this Agreement and/or under any law, and without the Client and/or the customer taking upon themselves any liability to the Contractor, the Client declares that a policy has been obtained for construction work insurance, as described below (hereinafter: the “Construction Work Insurance”), in order to protect the customer and/or the Client against loss, damage or liability in relation to performance of the Project at the site.

46.2	Subject to the terms, exclusions, limits of liability of the insurer and the amounts of the deductible contained therein, the Construction Work Insurance shall include the sections of insurance set forth below:
46.2.1	Section A – Damage to Works: Insurance against physical and unforeseen loss or damage which may be caused to works at the site during the period of performance thereof. For the avoidance of doubt, it is stressed that this Section does not apply to equipment and other means used by the Contractor for the purpose of performance of the Works, and the obligation to insure them is imposed on the Contractor as stated in sub-section 46.7.1 below.

46.2.2	Section B – Third Party Liability: Third party liability insurance which insures liability pursuant to law in respect of bodily injury or property damage that may be caused during the performance of the Works, with a limit of liability in the amount of $ 2,000,000, in respect of a single event insured and cumulatively according to the Section.

46.2.3	Section C – Employers’ Liability: Insurance which insures liability in respect of bodily injury or disease caused during and following performance of the Works to any person employed in the performance of the Works, with a limit of liability of $ 5,000,000 per claimant per event and cumulatively according to the Section. For the avoidance of doubt, it shall be noted that indemnity under the Section applies in excess of any amount that is paid or due to be paid by the National Insurance Institute.
46.3	The Construction Work Insurance shall be extended to indemnify also the Contractor and the sub-contractors acting on its behalf, in consideration of the Contractor’s undertaking to pay to the Client, at its first request, an amount equal to the total amount due by the insurance company for obtaining such insurance policy in addition to the insurance agency fees. Without derogating from the Contractor’s obligation to pay to the Client its participation in the Construction Work Insurance, at the Client’s request, the

Client is entitled, in its sole discretion, to deduct the amount due as stated from the partial payments pursuant to this Agreement and/or from the payment of the final account.

46.4	During the Client’s official working hours, the Contractor may inspect, at the Client’s main offices, a copy of the draft of the Construction Work Insurance policy. The Client reserves the right to make changes to the Construction Work Insurance, however, any such change that could constitute an adverse change to the scope of the coverage provided, from the Contractor’s perspective, shall be brought to the Contractor’s attention in writing.

The Contractor declares and undertakes that it shall have no claim or demand or lawsuit of any kind or nature against the Client and/or the customer and/or any entity on their behalf in connection with the content or scope of the Construction Work Insurance and the coverage provided thereunder, and it hereby waives any such claim or demand, and confirms that it shall be enjoined from making any claim in connection therewith.

46.5	The parties undertake to cooperate insofar as necessary in order to protect and exercise their rights under the Construction Work Insurance. In addition, the Contractor undertakes to comply with the terms of the Construction Work Insurance, including to provide notice, in writing, to the Client and to the insurer immediately upon learning of the occurrence of an event that may create a cause of action pursuant to the Construction Work Insurance.

46.6	Upon occurrence of an insured event for which the Contractor is responsible or which was caused to a person employed by the Contractor or by an entity on its behalf or which was caused to any third party following an act or omission of the Contractor or an entity on its behalf, the Contractor shall exclusively bear the amount of the deductible (in accordance with the event) applicable to the Construction Work Insurance policy.

Subject to compliance with all the Contractor’s undertakings pursuant to this Agreement, it is agreed that upon the occurrence of an insured event, which is insured under Section A of the Construction Work Insurance, the Client

shall transfer to the Contractor funds from the insurance benefits that shall be received from the insurer (if any) up to the amount of the sum which shall be required for the reinstatement of the loss or damage, as approved by the insurer and the appraiser on its behalf, in accordance with the Contractor’s progress in the rehabilitation of the loss or damage, less the amount of the deductible specified in the policy; subject to the terms of the lien as shall be determined (if any) with the bank financing the Project.

46.7	Without derogating from the Contractor’s liability pursuant to this Contract or under any law, the Contractor undertakes, at its expense, to obtain and maintain the insurance policies set forth below (hereinafter: the “Contractor’s Insurance Policies”) in its name and in the name of sub-contractors on its behalf, throughout the period of its operations pursuant to this Agreement and also during an additional period of two years thereafter, with regard to the insurance polices set forth in sub-section 46.7.3 and 46.7.4 below:
46.7.1	All-risk insurance that insures, against unforeseen and physical loss or damage, the Equipment and any other property brought to the site of the Project by the Contractor and/or for the Contractor and/or on its behalf (and which was not intended to form an integral part of the Works). Without derogating from the foregoing, this insurance shall also cover cranes, other lifting devices, heavy mechanical equipment, scaffolding, and any equipment and work tools. The insurance shall include a clause regarding the waiver of a subrogation right against the customer and the Client and any entities on their behalf, and also against all the contractors, the consultants and any other entity related to the performance of the Project, however, this waiver shall not apply in favor of a person who caused damage maliciously.

46.7.2	Extended fire insurance that insures the Works, in whole or in part, at the time of manufacture or assembly thereof by the Contractor or an entity on its behalf outside the site of the Project, against loss or damage due to fire, smoke, lighting, explosion, earthquake, storm and tempest, flood, fluid-related damage, burst pipes, injury caused by aircraft, injury caused by vehicles, commotion, strikes, malicious damage and break-in. The name of the insured shall be extended to include also the customer and the Client, and in addition, the insurance shall include a clause regarding the waiver of a subrogation right against the customer and against the Client and any entities on their behalf, however, the said waiver shall not apply in favor of a person who caused the insured event maliciously.

46.7.3	Product liability insurance with a limit of liability of US$ 1,000,000 per event and cumulatively for an annual insurance period, which insures liability in respect of a claim and/or demand filed for the first time during the insurance period in respect of bodily injury and/or damage to property that may be caused following the Works. The insurance shall be extended to indemnify the Client and/or the customer in respect of liability that may be imposed on either of them in connection with bodily injury and/or damage to property that may be caused following the Works, as stated, without derogating from the Contractor’s liability insurance vis-à-vis the Client and the customer. The said insurance shall include a retroactive date which is not later than the date of commencement of the activities of the Contractor and/or an entity on its behalf at the site, even if such activities shall commence prior to the signing of the Agreement. The insurance shall include a discovery period of 6 months from the end of the validity of the insurance, unless the Contractor obtained alternative insurance which provides coverage as required by this section.

46.7.4	Professional liability insurance with a limit of liability of US$ 1,000,000 per event and cumulatively for an annual insurance period, which insures the Contractor’s liability pursuant to law in respect of a claim and/or demand filed for the first time during the insurance period in respect of any professional act or omission by the Contractor and/or an entity on its behalf during performance of the Works. The insurance shall be extended to indemnify the Client and/or the customer in respect of their liability for acts and/or omissions of the Contractor and/or an entity on its behalf, without derogating from the coverage regarding the Contractor’s liability vis-à-vis the Client and/or the customer. The said insurance shall include a retroactive date which is not later than the date of commencement of the activities of the Contractor and/or an entity on its behalf at the site, even if such activities shall commence prior to the signing of the Agreement. The insurance shall include a discovery period of 6 months from the end of the validity of the insurance, unless the Contractor obtained alternative insurance which provides coverage as required by this section.
46.8	Should it be necessary, in the Contractor ‘s opinion, to obtain any additional and/or supplemental insurance policies beyond the Contractor’s Insurance Policies or the Construction Work Insurance, the Contractor undertakes to obtain and maintain the said additional and/or supplemental insurance policy, and each additional and/or supplemental insurance policy with regard to property insurance shall include a clause regarding the waiver of a subrogation right in favor of the customer and/or the Client and the entities on their behalf, and with regard to property insurance policies, and in each additional and/or supplemental insurance policy with regard to liability insurance policies, the insurance shall be extended to indemnify the customer and/or the Client in respect of liability that may be imposed thereon following an act and/or omission of the Contractor and/or any entity on its behalf, subject to a cross-liability section.

46.9	The Contractor’s Insurance Policies shall include an express clause pursuant to which they shall have priority over any insurance obtained by the customer and/or the Client, and that the Contractor’s insurer shall waive any claim and/or demand concerning the contribution of the customer’s and/or the Client’s insurance. In addition, the Contractor’s Insurance Policies shall include an express clause pursuant to which they shall not be reduced and no adverse change shall be made thereto during the insurance period, unless the insurer gave notice thereof to the Client and to the customer, by registered mail, at least 60 days in advance. In addition, the Contractor’s Insurance Policies shall include a clause pursuant to which a bona fide breach of the terms and conditions of the policy by the Contractor and/or an entity on its behalf shall not derogate from the rights of the Client and/or the customer to receive compensation or indemnification pursuant to the policies and that the Contractor is solely responsible for the payment of the insurance premiums for the policies and for bearing the deductibles applicable thereto.

46.10	The Contractor undertakes to submit to the Client, within seven days from the date of the signing of this Agreement, the Confirmation of Obtaining Insurance attached herewith to this Agreement as an integral part hereof, marked Appendix P, signed by its insurer. In any event of an inconsistency between that stated in the Confirmation of Obtaining Insurance and that stated in this Agreement, and at the Client’s request, the Contractor undertakes to cause a modification of the said insurance policies, insofar as necessary, to make them consistent with the provisions of this Agreement. It is expressly agreed that the obtaining of the said insurance policies and/or submission of the Confirmation of Obtaining Insurance and/or the examination and/or non-examination thereof and/or the modifications made thereto shall not constitute approval regarding the consistency thereof with that agreed and shall not impose any liability on the Client and/or the customer or any entity on their behalf and shall not reduce the Contractor’s liability pursuant to the Agreement or under any law.

For the avoidance of doubt, it is hereby clarified that failure to submit the Confirmation of Obtaining Insurance at such time as stated in this section above does not release the Contractor from any undertaking pursuant to this Agreement, and without derogating from the generality of the foregoing, including undertakings with regard to time tables and in addition, it is also expressly agreed that the Client and/or the customer shall be entitled to withhold any payment to the Contractor in their sole discretion, if the Confirmation of Obtaining Insurance is not submitted on time.

Whenever the Contractor’s insurer shall inform the customer and the Client that any of the Contractor’s Insurance Policies is due to be reduced, or an adverse change is due to be made thereto, as stated at the end of the Confirmation of Obtaining Insurance, the Contractor undertakes to procure the re-issuance of the said insurance policy and to submit a new Confirmation of Obtaining Insurance, 30 days prior to the date of cancellation of the said insurance policy or adverse change thereto.

46.11	The Contractor undertakes to comply with the terms of the Contractor’s Insurance Policies, to pay the insurance premiums on time and not to do any act which could have an adverse effect on the validity of the insurance policies. The Contractor undertakes to cooperate with the Client and/or with the customer, insofar as necessary, for the purpose of protecting and exercising the rights of the customer and/or the Client pursuant to the Contractor’s Insurance Policies, including to provide notice, in writing, to the Client and to the insurer, immediately upon learning of the occurrence of an event which could form the basis for a claim pursuant to the Contractor’s insurance policies.

46.12	The Contractor expressly releases the Client and the customer and all the entities on their behalf, and also all the contractors, consultants and entities related to the performance of the Project and all the entities on their behalf, from any liability for loss or damage that may be caused to any property which is brought by the Contractor and/or an entity on its behalf and/or for it (including vehicles, tools and cranes) to the site of the Project and also for damage in respect of which it is entitled to indemnity pursuant to the property insurance drawn up in accordance with sub-section 44.6.1 above, or in respect of which it would have been entitled to indemnity, were it not for the deductible specified in the insurance, and it shall have no claim and/or demand against any of the aforesaid entities in respect of such damage, however, the release from liability shall not apply in favor of a person who caused the damage maliciously.

46.13	The Contractor and the entities on its behalf shall take all the safety measures and precautions as required for the purpose of preventing harm, loss or damage to the body and/or property of any person and/or entity in connection with the performance of the Project, and in particular, it shall comply with the procedure with regard to means of fire prevention, as stated in Appendix Q attached herewith. In addition and without derogating from that stated elsewhere in this section above, the Contractor undertakes to comply with all the requirements and provisions of the National Insurance Law and the National Health Insurance Law and all the orders, regulations, etc. that were enacted pursuant to the aforesaid laws, and in particular, but without prejudice to the generality of the foregoing, in such manner that all of its employees and agents shall be, at any time and during the entire period of performance of the Works, entitled to all the rights pursuant to the said laws.

46.14	This section 46 is a fundamental section of the Agreement and breach thereof constitutes a fundamental breach of the Agreement.
47.	The Contractor’s liability to the Client for compensation and indemnity pursuant to the provisions of this Agreement shall be limited to a total amount (per event and cumulatively), which shall not exceed US$ 3,000,000 (three million US dollars). The said limitation of the liability for compensation and indemnity shall not apply in any of the following events: (1) a deliberate act by the Contractor or an entity on its behalf; (2) the damage or indemnity obligation are the result of an infringement of third party intellectual property rights by the Contractor; (3) breach of the Contractor’s duty of confidentiality against the Client or infringement of the Client’s intellectual property.

48.	It is agreed that without prejudice to the Contractor’s liability as stated above, the Client shall be liable for any damage or loss that shall be caused, whether to person or property, as the result of an act and/or omission by it and/or its agents, delegates, employees, representatives or entities acting on its behalf or for it, as follows: (a) at the site, after performance of the work by the Contractor and delivery of possession of the site to the Client; (b) any bodily injury and/or property damage that shall be caused in connection with the Client’s Products and/or following use of the Client’s Products that were manufactured at the plant to be constructed at the site; and (c) any such damage that shall be caused as a result of infringement of any third party intellectual property which does not arise from a breach of the Contractor’s undertakings pursuant to this Agreement (including and without restricting any claim that shall be made by any third party, that the production process of the Products at the plant constitutes an infringement of the intellectual property of that third party). All the possible damages which are included in this section, including its sub-sections (a) – (c) shall be defined below as: “Events of Damage”.

The Client shall indemnify the Contractor for any damage, loss, demand, amount or expense which shall be paid by the Contractor as compensation in respect of all Events of Damage as defined in this section above, plus expenses and reasonable court costs which the Contractor bore, provided that the Contractor gave the Client notice of the payment demand immediately upon learning of the existence thereof, that the Client was given a reasonable opportunity to defend itself against the said payment demand, in its discretion, and that no compromise was reached without the Client’s prior, written consent.

49.	The Client’s liability to the Contractor for compensation and indemnity pursuant to the provisions of this Agreement shall be limited to a total amount (per event and cumulatively) which shall not exceed US$ 3,000,000 (three million US dollars). The said limitation of the liability for compensation and indemnity shall not apply in any of the following events: (1) a deliberate act by the Client or an entity on its behalf; (2) the damage or indemnity obligation are the result of an infringement by the Client of third party intellectual property rights or claims that shall be filed against the Contractor as a result of the damages caused due to the Client’s Products.
Chapter P – Breaches and Remedies
50.	Fundamental Breaches

The provisions of Chapters I, J, K and O and the provisions of sections 8.8, 13 and 46_are fundamental provisions, and breach thereof shall be deemed to be a fundamental breach of this Agreement. It is agreed that the Client shall not be entitled to cancel this Agreement before the Contractor is given prior, written notice of 60 days, during which time the Contractor did not remedy the breach.

51.	Lack of Cancellation Right for the Contractor, and Cancellation Without Return
51.1	With the exception of that stated in section 54 below, the Contractor shall not be entitled to cancel this Contract for any reason, including in the event in which the Contractor believes that it has a right to do so pursuant to the provisions of the law, and the Contractor hereby finally and absolutely waives the right to claim this remedy. In addition, the Contractor shall not be entitled to claim, in any event and for any reason, a remedy which is not a purely financial remedy for payment of an amount of money, and it shall not be entitled to issue a temporary or permanent order for the cessation of the performance of the Works and/or the Project, on any grounds. That stated in this section 51.1 shall not apply in the event in which a dissolution order is issued against the Client, which was not cancelled within 180 days.

51.2	If this Agreement is cancelled by the Client due to a fundamental breach of the Contract by the Contractor, the Client shall be entitled to choose the full or partial return of the Works which were actually performed/ supplied against receipt of the agreed payment that was paid in respect thereof, or alternatively, and in its sole discretion, not to make any return of the Works, without derogating from the other remedies available thereto pursuant to law. In each of the events, the Client shall be entitled to continue with the performance of the Project, whether itself or through a third party, or to modify the Project or to freeze it or not to implement it at all.

51.3	The parties undertake to provide notice to the other of any demand or legal proceeding that shall be filed in connection with the rights in the Exclusive Plans and/or in the Plans and/or in the Computer System or in any of its components. In any event in which the Client’s rights pursuant to this

Agreement shall be violated as a result of the foregoing, the Contractor shall be required, at the Client’s request, to replace and/or repair the breaching component, to the Client’s satisfaction, in such a manner that also after the replacement, all the products of the Works shall successfully pass all the acceptance tests defined in this Agreement, and subject to the Client’s consent to accept the system/ the replaced component (including software components) and/or to purchase for the Client a suitable license that will allow the Client rights consistent with the rights conferred thereon pursuant to this Agreement. In addition, the Contractor undertakes to indemnify the Client in respect of all the expenses and payments which the Client shall be required to pay under a compromise judgment (including attorneys’ fees and costs). The said duty of indemnity is subject to the Contractor being given notice of the said claim, and being given the opportunity to defend itself against same.
52.	Performance Instead of the Breaching Party

Without derogating from the rights and remedies available to the parties under the law, wherever an obligation is imposed on the Contractor pursuant to this Contract to perform any act or work, whether during the period of performance of the Works or during the Warranty Period or thereafter, and the Contractor does not perform the said act or work, in whole or in part, by the date specified therefor as shall be determined by the Supervisor, and provided that it constitutes a breach of this Agreement, then should the Contractor not perform the act within fourteen (14) days from the date of receipt of written notice from the Client/ Supervisor, the Client is entitled, but not obligated, to perform the said act or work instead of the Contractor and at the Contractor’s expense, whether by itself or through others, and in such an event the Contractor shall be required to pay the Client, immediately at its first request, all the amounts which the Client paid or bore in connection with the performance of the said act or work, plus 15% of these amounts in respect of general costs, less the amount which the Client was required to pay to the Contractor in respect of the said act, if the Client was required to pay pursuant to this Contract.

53.	Removal of the Contractor

49.1 [sic] Upon the occurrence of any of the events set forth below or any fundamental breach, the Client shall be entitled, after giving 30 day’s prior, written notice, to seize the Works and/or part thereof, to remove the Contractor therefrom and from the Site of the Works and to complete the performance of the Works itself and/or through a third party:
53.1.1	Should the Contractor abandon the performance of the Agreement, without any reason, and not return to perform its undertakings within 14 days, notwithstanding that all the amounts pursuant to the Contract had been paid thereto.

53.1.2	Should the Contractor assign the Agreement, in its entirety, to another, without the Client’s written consent first being given for this purpose. The foregoing shall not prejudice the Contractor’s right to transfer works to sub-contractors.

53.1.3	Should a dissolution order and/or a receivership order be issued (on a significant part of the Contractor’s assets) against the Contractor (including a temporary or interim order), or should the Contractor file an application for a creditors’ arrangement and/or for receipt of a protection order against its creditors or should the Contractor file an application for voluntary dissolution (with the exception of voluntary dissolution without the dissolution of business, for the purpose of creating another incorporated entity) and should each of the said orders not be cancelled within 90 days.

53.1.4	Should the Contractor fail to complete the Works on time, apart from events of a Force Majeure.

53.1.5	Should the Contractor significantly breach a fundamental provision of this Agreement and should the Agreement be cancelled as a consequence thereof.
After the removal of the Contractor, the Supervisor shall determine and shall inform the Contractor of the amount due to the Contractor in respect of the performance of the Works by that time, and also the value of the surplus materials, the surplus equipment and the surplus facilities at the Site of the

Works at that time. The Client shall pay to the Contractor the said amount within seven (7) days from the date of termination of the Works by a third party which shall complete the Project, less amounts due to the Client in accordance with the provisions of this Agreement and under any law.
The Client shall be entitled to submit the continuation of the performance of the Works and completion thereof to any other contractor and/or entity, in its absolute discretion.
54.	Disputes

It is hereby agreed that in the event of a dispute or conflict in connection with the Contract between the Client and/or any entity on its behalf including the Supervisor, and the Contractor, including a dispute or conflict that was submitted to Court, the Works shall be continued to be performed by the Contractor, without any conditions, and the Contractor shall not be entitled to cease the performance of the Works or to slow down the performance thereof or to delay them, for any reason, unless: (1) a dissolution, receivership, freezing-of-proceedings or any other similar order was issued against the Client, which was not cancelled within 90 days from the date of issuance thereof; or (2) notwithstanding that the Supervisor confirmed that one or more particular milestones had been completed, the Client did not make the payment that was contingent solely upon the completion thereof, despite the expiration of 20 working days from the date on which the Client was required to make the payment, after the Supervisor’s approval, and the amount of the debt in respect of the milestones that were completed as stated exceeded US$ 1,500,000 cumulatively, or should such determination be given by the Professional Arbitrator and should 14 working days have expired from the date on which the Client was required to make the said payment and failed to do so.

Without derogating from the foregoing, in any event of a dispute between the representatives of the parties in professional engineering matters or in other disputes in respect of which a reference exists in this Contract for determination pursuant to this section, the dispute shall be brought for discussion between the CEOs of the parties. Should no solution be found to the dispute within 21 days, the parties shall apply, in accordance with the provisions of this Contract, to Mr. Aharon Bar, who shall serve as the professional arbitrator only, and his determination shall be binding on the parties (in this Agreement: the “Professional Arbitrator”). The Professional Arbitrator shall hear the claims of the parties and shall make his ruling pursuant to this Contract and its appendices, and he shall not be entitled to deviate therefrom. The parties shall act so that the Professional Arbitrator shall make his award within 30 days from the date of application thereto, by either of the parties. Should the Professional Arbitrator be unable, for any reason, including due to the existence of a conflict of interests, to serve as the Professional Arbitrator, the parties shall appoint, by consent, another arbitrator in his place, and should the parties fail to reach agreement, the Professional Arbitrator shall appoint a replacement arbitrator in his stead within seven days from the date of application thereto, by either of the parties. The provisions of this section shall also apply, mutatis mutandis, to the replacement arbitrator.
Chapter Q – Miscellaneous
55.	Confidentiality

The Contractor shall sign a Confidentiality Undertaking as per the draft attached to this Agreement as Appendix R, and it undertakes that this Undertaking shall be signed in favor of the Client by all of the persons employed in its name and on its behalf, including employees who shall be employed by the Contractor in the performance of the Project, prior to the commencement of their work on the Project, and before they are presented, in writing or orally, with any data and/or documents relating to the Project.

56.	Rights

The parties agree and declare that the sole right of possession in the place of the performance of the Works, in the structure of the New Plant, belongs to the Client, and that the Contractor has the right of an invitee only, to be present at the Site of the Works for the purpose of performance of the Project, and the Contractor has no right of possession in the structure.

57.	Termination of the Contract

57.1	The Client shall be entitled to terminate the Contract at any time and for any reason, and without being required to give reasons therefor, by giving written notice to the Contractor (hereinafter: “Termination Notice”). Should the Client terminate the Contract in accordance with the provisions of this section, the Contractor shall cease the performance of the Works on such date or at such stage as determined by the Client in its notice, as intended for the termination of the engagement pursuant to this Contract. The Client shall pay to the Contractor for works actually performed and installed at the Site of the Works by the date of termination of the Contract, and also the price of the materials ordered by the Contractor (and the direct expenses related thereto, such as insurance, storage and transportation), when the said order may not be cancelled on the date of receipt of the Client’s notice, after the Client and the Contractor acted jointly in an attempt to cancel the relevant orders and/or to reduce the payment obligations in respect thereof, and provided that the said materials shall be supplied to the Client and shall be delivered thereto at the Site of the Works. The calculation of the said costs in respect of works performed after completion of the last milestone that was completed shall be done according to the Contractor’s actual cost. The Contractor shall not be entitled to receive payment in respect of orders and works that were performed after the delivery of the Termination Notice. The Client shall pay to the Contractor the amounts due thereto as stated within 30 days from the date on which the amounts shall be clarified which the Client is required to pay to the Contractor. In addition to the consideration of the Works by the date of cancellation as stated, the Client shall pay to the Contractor an additional amount of US$ 2,500,000 (two million five hundred thousand US dollars), in its value in New Israel Shekels according to the representative rate (in this Contract, the “Exhaustive Compensation”). The amount of the Exhaustive Compensation shall be paid to the Contractor within 60 days from the date of termination as set forth in the Termination Notice. It is clarified that payment of the said amounts is the sole and exclusive right available to the Contractor in the event of termination of the Contract by the Client, in accordance with the provisions of this section, and that other than this right, the Contractor shall have no claim or demand against the Client. It is clarified that the remittance of actual payment is a condition for the validity of the cancellation of this Agreement pursuant to the Client’s notice, as stated.

On the date of termination of the Contract as stated in this section, the Contractor shall submit to the Client, immediately at its request, all of the Plans, the documents and the working papers and any other information in connection with the performance of the Works and the Project, and any copy thereof, and it shall remove all persons from the Site of the Works as a condition for the payment of the said amounts by the Client, as stated in this sub-section above.

57.2	In addition to the provisions of Section 57.1 above, the Client shall be entitled at its sole discretion to terminate thus Agreement at any time, but no later than 30 days after the date if this Agreement, upon a 30-days prior written notice to the Contractor, provided that such termination shall be due to lack of acceptance of a consent from Bank Hapoalim Ltd. to the Lease Agreement attached hereto as Appendix G, in the form acceptable to Client or in the form attached hereto as Appendix U. In the event of termination pursuant to this Section 57.2, the provisions of Section 57.1 above shall not apply, and the Client shall pay a final fee to the Constructor in the amount of US$50,000.
58.	Jurisdiction

It is hereby agreed that the exclusive jurisdiction in all matters pertaining to this Contract shall rest with the competent courts in the Tel Aviv Jaffa district, and solely with them.

59.	Independent Contractor

It is clarified that no employer – employee relations, no agent – principal relations and no partnership relations shall exist between the Client and/or the Supervisor and the Contractor, its employees, agents and any entity acting in its name, including sub-contractors on its behalf, and that the Contractor shall perform all of its undertakings which are the subject of the Contract as an independent contractor.

60.	Lack of Lien Right

The Contractor waives any right of lien conferred thereon under any law, including pursuant to the Contractor Contract Law and the Sale Law. This waiver by the Contractor shall apply with regard to the structure, when possession thereof shall remain at all times solely with the Client, and also with regard to the Equipment and any product of the Works.

The Client is not entitled and/or authorized to offset and/or deduct and/or withhold and/or collect any amount that is and/or shall be due to it from the Contractor pursuant to this Contract, from any amount that shall be due to the Contractor from the Client pursuant to this Contract. The foregoing shall not prevent the Client from withholding amounts of money when, according to the Client, the Contractor is not entitled to receive payment thereof, due to the non-fulfillment of undertakings which, pursuant to this Contract and its appendices, were a condition for the said payment, in other words, non-compliance with the milestones.

61.	Modifications and Waivers

No waiver, extension or concession from any term in this Contract and its appendices shall be in effect, unless made in writing. No delay in the use of rights by either of the parties shall be deemed to be a waiver thereof. Subject to that stated in this Contract, each party may use its rights pursuant to this Contract and under the law, in their entirety or each one separately, at any time as it shall deem fit.

It is hereby agreed that any modification to the Contract and any addition to this Contract must be made in writing and signed by the parties.

An extension, silence or consent by either party to a deviation from the terms of the Contract in a particular event and/or a waiver or abstention from use of a right by either of the parties in a particular event shall not constitute a precedent or a waiver in any other event, and it shall not constitute any waiver of their rights pursuant to this Contract.

62.	Attorneys’ Fees

Each party shall bear the fees of its own attorney in connection with this Contract.

63.	Notices

The addresses of the parties for the purpose of this Contract shall be as stated in the Preamble to the Contract, and any notice sent by the Contractor shall be sent together with a copy to the Supervisor. Any notice sent by one party to the other shall be deemed to have reached its destination within four business days, if sent by registered mail, within 12 hours, if sent by fax, together with confirmation ascertaining receipt thereof, or immediately – upon the personal delivery thereof during a business day.
In Witness Whereof The Parties Hereto Have Hereunto Set Their Hands:

/s/ Michael Burshtine	/s/ Eric Shem-Tov

The Client	The Contractor

Appendix G
The Tenancy Agreement by and between Nichsei Har Hozvim Ltd. and Omrix Biopharmaceuticals Ltd. effective as of May 15, 2006 is being filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q for the three months ended June 30, 2006.

APPENDIX H
BAC II plant
payment sceduale

No	Milestone (*)	Sum	Remarks
1	Advance payment	$1,485,125
2	DR 30%	$1,485,125
3	DR 90%	$1,485,125
4	Supply of clean room panels + AHU’s	$1,485,125
5	Supply of utilities water production system, water system tank, chiller	$1,485,125
6	Supply of production equipment stationary process tanks, centrifuge, UF, Cascades	$1,485,125
7	Mechanical completion of clean rooms + HVAC	$1,485,125
8	Mechanical completion of utilities + clean rooms & HVAC are ready for IQ	$1,485,125
9	Mechanical completion of process equipment and all utilities are ready for IQ	$1,485,125
10	Validation completion clean rooms+ utilities	$742,563
11	Validation completion	$742,563
12	Bonus (according to contract terms)	$300,000

*      Supply of equipment or completion of works are according to written approval of the customer

APPENDIX I
COMPLETION CERTIFICATE
For the attention of:
S&A DESIGN AND CONSTRUCTION LTD.
4 Hasadna’ot Street
Herzliya Pituach, 64728
COMPLETION CERTIFICATE for System Being Tested
(Please complete the description of the test group in the above space)
We hereby confirm that on the date of ___, performance was completed of all the Works which you, as the Contractor, undertook to perform pursuant to the requirements of the Contract dated ___, including all its documents, appendices and attachments, for the construction of the aforesaid System Being Tested, with the exception of those works and/or undertakings in connection with the maintenance and warranty period which you undertook to perform after the issuance of this Completion Certificate.
The maintenance period with regard to the aforesaid System Being Tested shall commence on the date of completion as set forth above. This Certificate shall not release you from any liability in respect of defective performance or non-compliance with any of the undertakings imposed on you pursuant to the Agreement.

1.	, the Client.	Signature:

2.	, the Supervisor.	Signature:

Sincerely yours,

OMRIX BIOPHARMACEUTICALS LTD.

APPENDIX I
FINAL COMPLETION CERTIFICATE
For the attention of:
S&A DESIGN AND CONSTRUCTION LTD.
4 Hasadna’ot Street
Herzliya Pituach, 64728
FINAL COMPLETION CERTIFICATE
(Upon Completion of the Last System Being Tested)
We hereby confirm that on the date of ___, performance was completed of all the Works which you, as the Contractor, undertook to perform pursuant to the requirements of the Contract dated ___, including all its documents, appendices and attachments, for the construction of all the Systems Being Tested, with the exception of those works and/or undertakings in connection with the maintenance and warranty period which you undertook to perform after the issuance of this Completion Certificate.
The maintenance period with regard to the last System Being Tested and also with regard to the Computer System shall commence on the date of completion as set forth above. This Certificate shall not release you from any liability in respect of defective performance or non-compliance with any of the undertakings imposed on you pursuant to the Agreement.
Sincerely yours,

OMRIX BIOPHARMACEUTICALS LTD.

APPENDIX L1
DRAFT OF AUTONOMOUS GUARANTEE
NAME OF THE BANK
For the attention of:
OMRIX BIOPHARMACEUTICALS LTD.
Dear Sirs,
Re: Letter of Bank Guarantee, no. ___________
     1. At the request of S&A DESIGN AND CONSTRUCTION LTD. (hereinafter: the “Contractor”), we, the undersigned, hereby guarantee to you to make payment of any amount up to the total amount in New Israel Shekels that is equivalent to US$ ___(in words: ___US dollars) (hereinafter: the “Guarantee Amount”) plus the VAT duly applicable.
     The Guarantee Amount shall be linked to the exchange rate of the US dollar in respect of the date of actual payment upon such terms of payment and linkage as set forth below:
1.1	The exchange rate of the US dollar means the representative rate of the dollar as published from time to time by the Bank of Israel, in respect of the payment in which any amount shall be paid pursuant to this Guarantee.

1.2	At the time of the payment pursuant to this Letter of Guarantee, the Guarantee Amount shall be paid according to the exchange rate of the US dollar last published by the Bank of Israel and which is known at the time of the actual payment (hereinafter: the “New Exchange Rate”). If the New Exchange Rate is higher than the exchange rate published on the date of the issuance of this Guarantee, which is the exchange rate of NIS ___per US dollar (hereinafter: the “Base Exchange Rate”), then the Guarantee Amount shall be deemed to have been increased by the amount which is equal to the rate of increase of the New Exchange Rate as compared with the Base Exchange Rate (hereinafter: the “Increased Guarantee Amount”). Should it transpire that the New Exchange Rate has dropped as compared with the Base Exchange Rate, then the Guarantee Amount shall be paid pursuant to the Base Exchange Rate.

1.3	If the exchange rate which shall be published by the Bank of Israel in respect of the date of actual payment of any amount pursuant to this Guarantee shall be higher than the New Exchange Rate, then linkage differentials shall be added, as arise from the exchange rate in respect of the date on which the actual payment was made pursuant to this Letter Guarantee, and they shall be paid on the date of determination of the exchange rate in respect of the date on which the actual payment was made.
2.	We shall pay, on your first demand, not later than seven days from the date of receipt by us of your written demand, any amount which is set forth in the demand, provided that it shall not exceed the Increased Guarantee Amount, without your being required to first demand the payment from the Contractor or to provide reasons for your demand.
3.	This Guarantee shall remain in effect until the ___ (inclusive). Any demand pursuant to this Guarantee must be received by us not later than the aforesaid date.
Sincerely yours,
Name of the Bank.

APPENDIX L2
DRAFT OF MAINTENANCE GUARANTEE
NAME OF THE BANK
For the attention of:
OMRIX BIOPHARMACEUTICALS LTD.
Dear Sirs,
Re: Letter of Bank Guarantee, no. ___________
1.	At the request of S&A DESIGN AND CONSTRUCTION LTD. (hereinafter: the “Contractor”), we, the undersigned, hereby guarantee to you to make payment of any amount up to the total amount in New Israel Shekels that is equivalent to US$ ___ (in words: ___ US dollars) (hereinafter: the “Guarantee Amount”) plus the VAT duly applicable, which you shall be entitled to collect from the Contractor in connection with the Contractor’s undertakings during the maintenance period and in connection therewith, all pursuant to the Agreement dated ___, between you and the Contractor.

The Guarantee Amount shall be linked to the exchange rate of the US dollar in respect of the date of actual payment upon such terms of payment and linkage as set forth below:
1.1	The exchange rate of the US dollar means the representative rate of the dollar as published from time to time by the Bank of Israel, in respect of the payment in which any amount shall be paid pursuant to this Guarantee.

1.2	At the time of the payment pursuant to this Letter of Guarantee, the Guarantee Amount shall be paid according to the exchange rate of the US dollar last published by the Bank of Israel and which is known at the time of the actual payment (hereinafter: the “New Exchange Rate”). If the New Exchange Rate is higher than the exchange rate published on the date of the issuance of this Guarantee, which is the exchange rate of NIS ___ per US dollar (hereinafter: the “Base Exchange Rate”), then the Guarantee Amount shall be deemed to have been increased by the amount which is equal to the rate of increase of the New Exchange Rate as compared with the Base Exchange Rate (hereinafter: the “Increased Guarantee Amount”). Should it transpire that the New Exchange Rate has dropped as compared with the Base Exchange Rate, then the Guarantee Amount shall be paid pursuant to the Base Exchange Rate.

1.3	If the exchange rate which shall be published by the Bank of Israel in respect of the date of actual payment of any amount pursuant to this Guarantee shall be higher than the New Exchange Rate, then linkage differentials shall be added, as arise from the exchange rate in respect of the date on which the actual payment was made pursuant to this Letter Guarantee, and they shall be paid on the date of determination of the exchange rate in respect of the date on which the actual payment was made.
2.	We shall pay, on your first demand, not later than seven days from the date of receipt by us of your written demand, any amount which is set forth in the demand, provided that it shall not exceed the Increased Guarantee Amount.

3.	This Guarantee shall remain in effect until the ___ (inclusive).

4.	In any event of a dispute between you and the Contractor with regard to your right to receive any amount pursuant to this Guarantee, the validity of this Guarantee shall be extended from time to time and without needing any notice or request from us to do so, so that this Guarantee shall remain in full force and effect until a peremptory ruling shall be presented to the bank, which resolves the dispute between the parties.

5.	Any demand pursuant to this Guarantee must be received by us not later than the aforesaid date.
Sincerely yours,
Name of the Bank.

APPENDIX N
SERVICE LEVEL AGREEMENT
1.	Introduction

The purpose of this Appendix is to define the Contractor’s level of service and the manner of the provision of service by the Contractor for all the systems and equipment at the plant, which were installed and/or constructed by the Contractor as stated in the Contract. The level of service set forth in this Appendix shall not derogate from the Contractor’s responsibility for the proper operation of the New Plant, including its various systems and the equipment installed therein, in accordance with the provisions of the Contract.

2.	The Maintenance Period

The maintenance period is as defined in section 35 of the Contract.

3.	Definitions

System — An assembly of electromechanical items which are connected to the control and/or electricity system for the purpose of the performance of a complex act, as defined in the parameters.

Critical System — A system whose proper functioning is a basic condition for the existence of the production process at the New Plant.

Instrumentation — An electronic component which is used for the measurement and/or monitoring of a parameter, whether for the purposes of the control of a system or equipment, or whether for display purposes only.

Defect — A failure in the functioning of equipment/ a system / instrumentation or a mechanical / electrical breakdown of various kinds, and without relating to the reason for the creation thereof.

Critical Failure / Critical Defect — Any defect or damage which shuts down a Critical System or any defect or damage which delays or shuts down the production at the New Plant.

Non-Critical Failure — A failure which does not constitute a Critical Failure.

False Call — A call to the Contractor to provide a service, when it transpires that the Contractor is not responsible for the repair of the failure in accordance with the provisions of the Contract and that stated below in sections 4.1 – 4.3.

Failure Response Time — The period of time which passes from the time at which the Client’s telephone call is made to the Contractor, to the time at which the Contractor arrives at the site of the New Plant.

4.	Agreement
4.1	The Contractor shall be responsible for examining and repairing throughout the Maintenance Period any defect which causes a failure, even if it is not critical, in any of the systems of the New Plant, including for the equipment installed therein, which was caused as the result of the improper performance of the Works by the Contractor or the use of defective materials or as the result of performance of the Works in a manner which is not consistent with the Plans (as defined in the Contract).

4.2	The Contractor shall be responsible for examining and repairing throughout the Maintenance Period any defect in the equipment and/or in the instrumentation at the New Plant, which was caused as the result of the improper performance of the Works by the Contractor or the use of defective materials or as the result of performance of the Works in a manner which is not consistent with the Plans (as defined in the Contract), provided that the defect does not arise from use or maintenance by the Client in contravention of the Contractor’s instructions, or from use which is not consistent with the user instructions which appear in the equipment manuals that were provided to the Client by the Contractor.

4.3	The Contractor’s responsibility as stated above in sections 4.1 and 4.2 shall not apply in the events of a breakdown or damage that were caused also due to one ore more of the events set forth below: (a) that were caused by failures or disruptions whose source is the electricity grid, or any “user failure” arising from the incorrect use of the instrumentation and/or the equipment; (b) in any event of the performance of a repair, change of configuration, dismantling, handling of any type, addition or removal of components or parts by a person who was not authorized for this purpose, in writing, by the Contractor; (c) as a result of any connection which was not approved, in advance and in writing, by the Contractor; (d) in any event of the removal or modification of equipment, of a part or any of its components, not by the Contractor; (e) as a result of malicious intent, negligence, abandonment or unreasonable use, including a breakdown or damage as a result of a breakage, fall or harm of any type; (f) as a result of an external entity or a force majeure, including conflagration, a lightning strike, hail, earthquake, flooding or an accident. The obligation to diagnose the source of the failure at the site of the Project shall apply to the Contractor.

4.4	Should the Contractor not give suitable training for the operation and use of the equipment or of any other system, and should, as a consequence, the Client and/or an entity on its behalf make incorrect use of the said equipment or systems, the Contractor shall be responsible for the examination and repair of the failure and for the replacement of the equipment or system that was damaged, and the provisions of the Contract and its appendices shall apply to the new/ replaced equipment.

4.5	This Appendix shall not apply to the chiller, which is the lessor’s property, and in respect of which a level of service shall be agreed separately between the lessor and the Client.

4.6	The systems shall be delivered to the “customer” in proper, working condition, in other words, ready for immediate operation, without requiring any preliminary act of preparation, including cleaning, purification, etc. The responsibility of the “Contractor” does not include the supply of chemicals and expendable equipment.

4.7	Should the Contractor be ready to deliver the system/ equipment, and should the Client not allow the delivery of the system, the responsibility shall apply within two weeks.

4.8	Insofar as Systems Being Tested exist whereby, for the purpose of the commissioning and delivery thereof to the Client, it is necessary to operate other Systems Being Tested, which have already been delivered to the Client, the Client shall operate these systems, provided that the use of the systems shall be the minimal and necessary use, and provided that the said use shall be made after prior coordination.

4.9	The Client shall prepare a list of “Authorized Reporters”, and it is only these Authorized Reporters who shall be entitled to report failures to the Contractor.

4.10	During the period between the operation and delivery of a system, the Contractor may turn the system off prior to the delivery, in the event that the Client did not accept the system within a reasonable period of time, assuming that there was no reasonable fear that by turning the system off, damage could be caused thereto.
5.	Failure Response Times

Without derogating from the Contractor’s responsibility to repair any breakdown or damage in accordance with the provisions of the Contract and its appendices and subject to that stated in section 5.3 below, during the Maintenance Period, the Contractor shall be required to respond to the Client’s service call according to the following response times:
5.1	Critical Failure The maximum time for the arrival of a suitable and skilled professional representative of the Contractor to the site of the New Plant and for the commencement of the handling of the failure shall be up to five hours from the time of receipt of the notice at the Contractor’s call center.

5.2	Non-Critical Failure
The maximum time for the arrival of a suitable and skilled professional representative of the Contractor to the site of the New Plant for the handling of the failure shall be up to 48 hours from the time of receipt of the notice at the Contractor’s service center.

5.3	Work on Saturdays, Jewish Festivals (“Unusual Hours”)
In the event of a Critical Failure, the Contractor is committed to an arrival time, at the site, of within six hours from the time of receipt of the call at the Contractor’s service center. Should the entry into the site of the New Plant for the purpose of performance of the Works therein during unusual hours require the obtaining of permits, the Client shall procure receipt of the permits as required for this purpose.

5.4	For the purpose of compliance with the provisions of this Appendix, the Contractor shall submit to the Client a list of service providers on behalf of the Contractor, who shall be available to receive calls from the Client, 24 hours a day, seven days a week, except for the Day of Atonement. It is agreed that, insofar as practicable, the Contractor shall resolve failures in the Client’s Computer System by using remote access, provided that the Contractor’s systems shall have the suitable protections to ensure the security of the Client’s information, and only authorized persons shall conduct remote access to the Client’s Computer System, as stated.
6.	The provision of the service for each of the types of the failures shall be implemented in accordance with the following stages:
6.1	Stage A — Identification of the failure by the Contractor.

6.2	Stage B — Repair of the failure by the Contractor.

6.3	Stage C — Any failure, even if not critical, which is not resolved within a reasonable period of time, in keeping with standard industry practice, from the time of arrival of the Contractor’s representative to the New Plant, shall require the replacement of the equipment or the system which is the source of the failure, with replacement equipment or with new equipment, as necessary.

6.4	Stage D — Approval, in writing, by the Client of the repair of the failure.
7.	The Contractor undertakes to use its best endeavors and know-how, and to perform any repair using a skilled and experienced team, continuously, until the failure is repaired.
8.	It is agreed that the Client shall bear the Contractor’s expenses in the event of a false call, which was proven to be such. The Contractor undertakes to use its reasonable endeavors to diagnose a false failure as such, prior to the commencement of the repair.

9.	Spare Parts
9.1	The Contractor shall provide to the Client a list of spare parts for the systems and for the equipment, according to the relevant technical specification. Should, during the Maintenance Period, the Contractor make use of a spare part out of the said inventory, the Contractor shall be responsible for making up the inventory by supplying an identical spare part.

9.2	In any event of the replacement of defective equipment with other equipment, the replacement shall not be actually performed without the Client’s prior, written consent, and without a representative of the Client at the New Plant, who shall approve the replacement and supervise the type of equipment being replaced.
10.	Service and Maintenance for the Program

The Contractor shall provide the services and the technical support for the Program, in an exclusive manner or through suppliers and sub-contractors, under the Contractor’s full and comprehensive responsibility, in accordance with the provisions set forth above, and also in accordance with the following provisions:
10.1	The Contractor shall repair any failure and defect in the Computer System, which are disrupting or not allowing the continuous and reliable operation of the system.

10.2	The Contractor shall guarantee compatibility between the Program and the Hardware and the Infrastructure Programs, in such a manner that shall allow the full and continuous functioning of the system.

10.3	The Contractor shall perform works for the installation, compatibility, data conversion and development, as shall be required for the purpose of upgrading the Computer System, including the Hardware and the Infrastructure Programs, at the Client’s request, and for such additional payment as shall be agreed between the parties.

APPENDIX O
TRAINING
1.	Introduction

Without derogating from the list of documentation which the Contractor is required to supply to the Client in accordance with the provisions of Appendix S, including the validation protocols, the Contractor shall ensure to provide appropriate training, to the Client’s satisfaction, for the operation, use and maintenance of any of the systems being installed at the New Plant.

2.	Training
2.1	The Contractor shall provide training for each of the systems listed below, in accordance with the Gant chart and time schedule as shall be agreed between the parties. The training shall be given by professional and experienced trainers, on the Contractor’s behalf, who shall be coordinated in advance with the Client, and representatives of the Client shall be present at the training. With the exception of the trainers on behalf of the Contractor and the Client’s representatives, no representatives or other participants on behalf of the Contractor shall be present during the time of the training, unless the Client gave its prior approval for this purpose.

2.2	Below are details of the systems and the equipment in respect of which the training shall be provided by the Contractor in accordance with the provisions of this Appendix:
▪	CIP system

▪	WFI system
°	PRE

°	PRODUCTION

°	STORAGE
▪	PROCESS EQUIPMENT

▪	Electricity and control

▪	Clean rooms and HVAC

▪	UTILITIES

▪	The laboratory structure (without equipment which shall be supplied by the Client)

▪	Computerized systems

°	HMI

°	PLC
2.3	The training shall be provided in the area of the New Plant, next to the system being studied, and with the presentation of the suitable drawings, and it shall include the following subjects:
▪	A description of the system – a review of the main components.

▪	A description of the operations of the system.

▪	Common failures and ways of resolving and dealing with them.

▪	The manner of maintenance of the system.
2.4	The training period shall commence immediately upon the completion of the OQ process for the System Being Tested by the Client, and in coordination with the Client, and it shall last for as long as required, from an objective point of view, for the purpose of the transfer of the content as set forth in section 2.3 above. At the end of the training, the Contractor shall submit to the Client approval, in writing, that the training has been provided and that the Client is authorized to operate the System Being Tested. It is clarified that even after the training ends, and for a period of 90 days from the date of the termination of the training, the Contractor shall provide to the Client, at the Client’s request, a trainer who is an expert in the System Being Tested, for the purpose of providing clarifications and a response to the Client’s questions.

2.5	It is clarified that the training in accordance with the provisions of this Appendix is included in the Consideration, and the Contractor shall not be entitled to any additional payment in respect thereof.

APPENDIX P
CONFIRMATION OF OBTAINING INSURANCE
Date:
For the attention of:
Omrix Biopharmaceuticals Ltd.
(hereinafter: the “Entrepreneur”)
Dear Sirs,

Re:	Agreement Dated _______________ (hereinafter: the “Agreement”) Signed Between You and S&A Design And Construction Ltd. (hereinafter: the “Contractor”) for the Performance and Management of the Construction of a Plant (hereinafter: the “Project”)
We hereby confirm that as of (date) ___ our company has issued in the Contractor’s name the insurance policies set forth below, in connection with the services being provided in the course of the Project:
1.	All-risk insurance which insures loss or damage that may be caused to any property brought to the Project by or for the Contractor and/or entities on its behalf, without derogating from the generality of the foregoing, including any professional equipment. The insurance shall include a clause regarding the waiver of subrogation against the Entrepreneur, provided that the provisions regarding the waiver of subrogation shall not apply in favor of a person who caused damage maliciously.
2.	Professional liability insurance, with a limit of liability that is not less than US$ 1,000,000 per event and cumulatively for an annual insurance period, in respect of any professional act or omission by the Contractor and/or an entity on its behalf during and/or in connection with the performance of the services. The insurance is not subject to any limitation with regard to a delay or suspension following the insured event, damage to foundations or the weakening of a support. In addition, the insurance includes an extension in respect of loss of documents and an extension in

For negotiating purposes only. Draft dated July 10, 2006.
respect of liability due to the non-integrity of any entity on behalf of the Contractor. The insurance has been extended to indemnify the Entrepreneur in respect of its liability for acts and/or omissions of the Contractor and entities on its behalf, subject to a cross-liability clause pursuant to which the insurance shall be deemed to have been drawn up separately for each of the constituents of the insured party. The said insurance shall include retroactive application from the date of commencement of the provision of the services (even if the provision of the services commenced prior to the date of the signing of the Agreement) and shall remain in full force and effect for a period of discovery of six months after the expiration of the validity of the insurance.

3.	Product liability insurance with a limit of liability of US$ 1,000,000 per event and cumulatively for an annual insurance period, which insures liability in respect of a claim and/or demand filed for the first time during the insurance period in respect of bodily injury and/or damage to property that may be caused following the Works. The insurance shall be extended to indemnify the Client and/or the customer in respect of liability that may be imposed on either of them in connection with bodily injury and/or damage to property that may be caused following the Works, as stated, without derogating from the Contractor’s liability insurance vis-à-vis the Client and the customer. The said insurance shall include a retroactive date which is not later than the date of commencement of the activities of the Contractor and/or an entity on its behalf at the site, even if such activities shall commence prior to the signing of the Agreement. The insurance shall include a discovery period of six months from the end of the validity of the insurance, unless the Contractor obtained alternative insurance which provides coverage as required by this section.
We hereby confirm that the above-mentioned insurance policies shall have priority over any insurance obtained by you, with the exception of the Contractor’s Insurance Policies which insure the Project and which have priority over the insurance policies that appear in this Confirmation, and we waive any claim and/or demand concerning the contribution of the your insurance. In addition, we confirm that the said insurance shall not be reduced and shall not be cancelled until the end of the provision of the services pursuant to the Agreement (and with regard to the professional liability insurance and the product liability insurance as stated in sections 2 and 3 above, for the entire additional period during which

For negotiating purposes only. Draft dated July 10, 2006.
the liability exists pursuant to law) unless notice was provided to you thereof, by registered mail, at least 60 days in advance.
Subject to the terms and exclusions of the original policies, insofar as not expressly modified by the foregoing.
Sincerely yours,

Insurer’s Signature	Insurer’s Signature	Signatory’s Name	Signatory’s Position

Appendix Q
Procedure for Means of Fire Prevention.
It is hereby declared and agreed that subject to the terms, exclusions and directives included in the policy, the coverage shall be extended to loss or damage caused as a direct or indirect result of fire or explosion, solely upon satisfaction of the requirements set forth below:
1.	No “Hot Works” shall be performed within the Site of the Works, other than in accordance with that set forth in this Procedure.

2.	The term “Hot Works” means: the performance of any works, which include welding or cutting, using heat or using open fire.

3.	Any contractor or sub-contractor who has performed its works with the inclusion of “Hot Works”, shall appoint a person responsible on its behalf (hereinafter: the “Responsible Person”) whose job shall be to ascertain that Hot Works are not performed in a manner inconsistent with this Procedure.

4.	Prior to the commencement of the performance of the Hot Works, the Responsible Person shall patrol the area intended for the performance of the Hot Works and shall ensure the removal of inflammable materials of any kind, to a radius of at least ten meters from the location of the performance of the Hot Works, and any permanent objects, which cannot be moved, shall be covered with a non-flammable cover.

5.	The Responsible Person shall appoint a person who shall serve as a fire detector (hereinafter: the “Fire Detector”), who shall be equipped with suitable fire-extinguishing means for extinguishing the inflammable materials situated in the vicinity of the location of the performance of the Hot Works. The sole job of the said Fire Detector shall be to watch over the performance of the Hot Works and to act immediately to extinguish any conflagration that might arise from the performance of the Hot Works, as stated.

6.	The Fire Detector shall be at the location of the performance of the Hot Works from the commencement of performance thereof, until the expiration of at least 30 minutes after the completion thereof, in order to ascertain that no sources of conflagration have remained at the site.

7.	For the avoidance of doubt, it is hereby clarified that non-compliance with this Procedure by it could prejudice its rights under the insurance policy that was obtained in respect of the performance of the Project.

APPENDIX R
CONFIDENTIALITY UNDERTAKING

Between:	OMRIX BIOPHARMACEUTICALS LTD.
Private company no. 51 – 216605 - 9
Address: Blood Services Building, P.O.B. 888, Tel Hashomer,
Kiryat Ono, 55100
Tel: 03 – 5316535, Fax: 03 – 5350265
(hereinafter: “Omrix”)
of the first part

And:	S&A DESIGN AND CONSTRUCTION LTD.
Private company no. 51 – 24102 - 18
Of 4 Hasadna’ot Street, Herzliya Pituach, 64728
Tel: 9716111, Fax: 09 - 9716112
(hereinafter: the “Recipient”)
of the second part

WHEREAS:	The Recipient has engaged with Omrix as a contractor for the performance of works for Omrix or on its behalf;

AND WHEREAS:	In the course of the engagement between the parties, the Recipient shall perform for Omrix works of the design and construction of a new plant for the production of medical products that are manufactured from plasma produced from human blood, pursuant to the Contract dated ___ (hereinafter: the “Engagement”);

AND WHEREAS:	In the course of the Engagement, the Recipient will be exposed to secret information relating to Omrix and its working methods, and it will receive from Omrix and/or will be exposed to professional material, documents, know-how a list of customers, and any other information, including commercial and marketing information and information in connection with the production process of Omrix’s products, as set forth below;

AND WHEREAS:	Omrix agrees to provide such information to the Recipient, provided that the Recipient shall agree to relate to this information as secret information, in accordance with that stated in this Agreement;

AND WHEREAS:	It has been clarified to the Recipient that the disclosure of such information by it or the breach of any of its undertakings as set forth below shall cause severe damages to Omrix;

AND WHEREAS:	The Recipient is aware that the information which shall or has come to its attention in the course of the Engagement is the property of Omrix, and that it shall not be entitled to make use thereof after the termination of the Engagement;
The following has therefore been agreed and stipulated between the parties:
1.	The Recipient hereby undertakes:
1.1	Not to disclose, show or submit, whether during the period of the Engagement or thereafter, to any person or entity, any information which it has received and/or shall receive from Omrix or which reached it in any other manner following and/or in the course of the Engagement, whether in writing or orally, subject to that stated in section 1.2 below.

In this Agreement, “the Information” is:

Any record, plan, document, map, idea, material on magnetic media of any type (such as a program or parts thereof), computer outputs, a computer reading language, slogans, etc.) including information on the production process of Omrix’s products, trade secrets and information regarding Omrix or in connection with Omrix, its property, its business and its interests, its financial data, its customers, its suppliers, its employees, independent contractors which provide services to it, and the people or entities which are related to Omrix or which come into contact therewith, including but without derogating from the generality of the foregoing, the subjects of Omrix’s R&D, production methods, processes, prices, professional procedures, budgets and investments, calculations, rates, terms of engagement with customers and suppliers, documents, databases and secrets, but with the exception of information which the Recipient shall prove (with written proof, with regard to sub-sections 2 and 3 below) that it is included in one or more of the following categories: (1) information which is in the public domain or which passed into the public domain not following an act or omission of the Recipient or an entity on its behalf; (2) information which is held by the Recipient and/or an entity on its behalf on the date of the signing of this Confidentiality Undertaking, provided that it can be proven, with written proof; (3) information which the Recipient received from a third party, without the duty of confidentiality as stated in this Agreement being breached and provided that the Recipient shall receive approval, in writing, from Omrix, that the third party is not committed to confidentiality to Omrix; (4) information whose disclosure is required by law, provided that the Recipient gave Omrix prior, written notice of its intention to disclose the information; (5) information which was developed and/or shall be developed by the Recipient without use of the secret Information; (6) information whose publication was approved by Omrix.

1.2	To keep confidential, not to disclose and not to submit and/or transfer and/or sell, whether in writing or orally or in any other manner, the terms pursuant to which the Engagement is being made and all the Information in connection therewith, whether the terms that currently exist or the terms which shall exist in the future, to any entity, except for cases in which the disclosure of the Information is required for the performance of the Engagement.

The duty of confidentiality as set forth in this section 1.2 and as set forth in the other provisions of this Agreement, is absolute and unlimited in time.

1.3	Immediately upon the termination of the Engagement, for any reason, or at Omrix’s first request, whichever is the earlier of the two, to return to Omrix and to transfer to its possession and/or to destroy, at Omrix’s option, all of the Information and the copies thereof, of any kind or nature, whether Information submitted to the Recipient from Omrix or Information which the

Recipient deposited or held itself or through an employee in the course of the Engagement, and any detail or copy which is in the Recipient’s possession and control.
2.	Without prejudice to the generality of the foregoing, the Recipient declares and undertakes (except for cases in which the disclosure of the Information is required for the performance of the Engagement):
2.1	Not to copy and/or permit others and/or not to cause others to reproduce, copy, photocopy, print or make a magnetic or any other form of copy of the Information. All of the provisions of this Undertaking shall apply to the copies of the Information.

2.2	To look after the Information carefully and to take all the required precautions to prevent it from getting lost and/or reaching another.

2.3	Not to publish, without Omrix’s prior, written consent, in any form, any Information which relates to Omrix in any manner.

2.4	Not to make any use of the Information, whether itself or through others, and not to transfer and/or submit any part of the Information to a third party, for any purpose and for any reason.

2.5	To permit Omrix, after prior coordination, to visit the location of the performance of the Works, including at its offices, at all reasonable times, in order to check that it is complying with its undertakings pursuant to this Agreement.

2.6	To inform Omrix, without delay, of any event in which use was made of the Information or equipment, in contravention of that stated in these sections.

That stated in sections 1 and 2 above shall apply also to the relations between the Recipient and its employees, except for cases in which the disclosure of the Information is required for the performance of the Engagement, or cases in which the Recipient shall be required, by Omrix, in writing, to act differently from that stated above.

3.	All the Information, whether Information that shall be submitted to the Recipient by Omrix, or such Information which shall be deposited or held by the Recipient itself or through another employee in the course of the Engagement, shall be deemed to be Omrix’s sole property. It is clarified that the provision, per se, of the Information shall not be deemed to be the grant of any right to the Recipient, other than the permission to make use of the Information for the purpose of the Engagement, subject to any law and subject to all the provisions of this Confidentiality Undertaking and/or any other undertaking.

4.	The Recipient declares that it has been clarified thereto that the fields in which Omrix engages are exclusive fields, in which Omrix relies on proprietary information.

5.	The Recipient undertakes that if it has engaged and/or shall engage with a competitor of Omrix, it shall take all the possible means of protection to guarantee that the Information shall be kept secret as stated in this Agreement, and shall not be revealed in any form to the said competitor.

6.	Any use of the Information pursuant to the terms of this Agreement by the Recipient is contingent upon the fact that the Recipient took all the precautions as set forth above in order to guarantee the protection of the Information, as stated.

7.	The Recipient shall be responsible for compliance with the undertakings of this Agreement by its employees, and it shall procure the signing by the managers and the engineers on its behalf who shall work within the Engagement, of a confidentiality undertaking as per the draft set forth in Appendix A.

8.	Not to employ any of the Contractor’s employees who shall be engaged in the performance of the Project in the provision of services for a competitor of Omrix regarding the biological glue product only, for such time that the said employee is employed in the performance of the Project and for three (3) months thereafter.

9.	The undertakings in this Agreement shall also apply to any part of the Information which was given to the Recipient prior to the signing of this Agreement by it.

In Witness Whereof The Parties Hereto Have Hereunto Set Their Hands:

OMRIX BIOPHARMACEUTICALS LTD.	S&A DESIGN AND CONSTRUCTION LTD.
By:	By:
Date:	Date:

APPENDIX A
CONFIDENTIALITY UNDERTAKING – THE RECIPIENT’S EMPLOYEES
Date:
OMRIX BIOPHARMACEUTICALS LTD.
Private company no. 51 – 216605 - 9
Blood Services Building, P.O.B. 888, Tel Hashomer, Kiryat Ono, 55100
Dear Sirs,

Re: CONFIDENTIALITY UNDERTAKING

WHEREAS:	I have been sent on behalf of ___ (the: “Contractor”) to perform works for Omrix Biopharmaceuticals Ltd. (hereinafter: “Omrix”), and the Works I shall perform for Omrix;

AND WHEREAS:	I am aware that during the period of the performance of the Works for Omrix, I shall be exposed to a great deal of secret information regarding Omrix and its modes of work, including commercial and marketing information, working methods and the production of Omrix’s products, software and technology which is used by Omrix, Omrix’s customers, and with regard to other matters at Omrix;

AND WHEREAS:	It has been clarified to me that the disclosure of the information or the breach of any of the undertakings set forth below shall cause Omrix damages and that the performance of the Works for Omrix as stated is contingent upon compliance with these undertakings;

AND WHEREAS:	I am aware that the information which shall or has come to my attention in the course of the performance of the Works for Omrix is the property of Omrix, and that I shall not be entitled to make use thereof after the termination of my work for Omrix;

AND WHEREAS:	Omrix has required as a condition for my being allowed to perform works on behalf of the Contractor by whom I am employed as an employee, that I shall undertake to maintain absolute confidentiality during my work for Omrix and after the termination of my work for Omrix, for any reason, and I have agreed to make such undertaking, all as set forth in this Confidentiality Undertaking:
Wherefore, I hereby confirm and undertake the following to you:
Duty of Confidentiality
1.	In this Agreement, “the Information” is:

Any record, plan, document, map, idea, material on magnetic media of any type (such as a program or parts thereof), computer outputs, a computer reading language, slogans, etc.) including information on the production process of Omrix’s products, trade secrets and information regarding Omrix or in connection, directly or indirectly, with Omrix, its property, its business and its interests, its financial data, its customers, its suppliers, its employees, independent contractors which provide services to it, and the people or entities which are related to Omrix or which come into contact therewith, including but without derogating from the generality of the foregoing, the subjects of Omrix’s R&D, production methods, processes, prices, professional procedures, budgets and investments, calculations, rates, terms of engagement with customers and suppliers, documents, databases and secrets, but with the exception of information which the Recipient shall prove (with written proof, with regard to sub-sections 2 and 3 below) that it is included in one or more of the following categories: (1) information which is in the public domain or which passed into the public domain not following an act or omission of the Recipient or an entity on its behalf; (2) information which is held by the Recipient and/or an entity on its behalf on the date of the signing of this Confidentiality Undertaking, provided that it can be proven, with written proof; (3) information which the Recipient received from a third party, without the duty of confidentiality as stated in this Agreement being breached and provided that the Recipient shall receive approval, in writing, from Omrix, that the third party is not committed to confidentiality to Omrix; (4) information whose disclosure is required by law, provided that the Recipient gave Omrix prior, written notice of its intention to disclose the information; (5) information which was developed and/or shall be developed by the Recipient without use of the secret Information; (6) information whose publication was approved by Omrix.

2.	To keep the Information absolutely confidential, not to disclose and/or transfer and/or submit and/or sell the Information or any part thereof, whether in writing or orally or in any other manner, to any person and/or entity, except as required by the performance of my job in the course of the performance of the Works for Omrix and pursuant to my superiors’ instructions. The duty of maintaining confidentiality as set forth in this section 2 and as set forth in the other provisions of this Agreement, is absolute and unlimited in time, and it shall apply also after the termination of the Engagement, for any reason.

3.	To return to Omrix and to transfer to its possession and/or to destroy, at Omrix’s option, immediately upon the cessation of performance of the Works for Omrix, for any reason or at Omrix’s first request, whichever is the earlier of the two, all of the Information and the copies thereof, of any kind or nature, whether Information that was submitted to me by Omrix or Information which I held myself, and any item and/or copy found in my possession or control of any part of Omrix’s property and/or which is included in the Information and/or the items that appear in section 1 above.

4.	Without prejudice to the generality of the foregoing, I hereby declare and undertake:
4.1	Not to copy and/or permit others and/or not to cause another to reproduce, copy, photocopy, print or make a magnetic or any other form of copy of the Information.

All of the provisions of this Undertaking shall apply to the copies of the Information.

4.2	To look after the Information carefully and to take all the required precautions, as set forth in the Agreement between Omrix and the Contractor, to prevent it from getting lost and/or reaching another.

4.3	All the Information, whether Information that shall be submitted to me by Omrix or Information which I shall deposit or which I shall hold myself or through another employee, in the course of the performance of my work at Omrix and/or following the performance of my work at Omrix and/or in connection with my work at Omrix shall be deemed to be Omrix’s exclusive property.

4.4	That the provision, per se, of the Information shall not be deemed to be the grant of any right to me, other than the permission to make use of the Information for the purpose of the performance of the Works, subject to any law and subject to all the provisions of this Confidentiality Undertaking and/or any other undertaking.

4.5	Not to publish, without Omrix’s prior, written consent, in any form, any part of the Information which relates to Omrix in any manner.

4.6	Not to make any use, except as required by the performance of my job for Omrix, of the Information, whether myself or through others, and not to transfer and/or submit any part of the Information to a third party, for any purpose and for any reason.

4.7	To inform my superior and Omrix, without delay, of any event in which use was made of the Information, in contravention of that stated in these sections.

4.8	Not to work on behalf of the Contractor for a competitor of Omrix regarding the biological glue product only, during the period of my employment in the performance of the Project and for an additional period of three (3) months thereafter.
5.	That stated in the above sections shall also apply to the relations between me and the Contractor’s employees, except for cases in which the disclosure of the Information is required for the performance of my work for Omrix or the services assigned to me, or cases in which I shall be required, by Omrix, in writing, to act differently from that stated above.

6.	My undertakings in this Agreement shall also apply to any part of the Information which was given to me prior to my signing of this Agreement.
7.	It has been clarified to me that the fields in which Omrix engages are exclusive fields, in which Omrix relies on proprietary information.
Signature:
Name:
Identity No.:
Address: